Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CRESCENT ACQUISITION CORP,

FUNCTION ACQUISITION I CORP,

FUNCTION ACQUISITION II LLC,

F45 TRAINING HOLDINGS INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

IN ITS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE

DATED AS OF JUNE 24, 2020

TABLE OF CONTENTS

Article I

THE CLOSING TRANSACTIONS
1.1	Closing	3
1.2	Closing Documents	4
1.3	Closing Transactions	5

Article II

THE MERGERS

2.1	Effective Times	6
2.2	The Mergers	6
2.3	Effect of the Mergers	7
2.4	Governing Documents	7
2.5	Directors and Officers of the Surviving Corporation and the Surviving Entity	8
2.6	Merger Consideration	8
2.7	Effect of the First Merger on the Company Common Stock	8
2.8	Effect of the Second Merger	10
2.9	Surrender of Company Certificates and Disbursement of Estimated Merger Consideration and Earn Out Shares	10
2.10	Adjustment Escrow Deposit	12
2.11	Closing Calculations; Adjustment	12
2.12	Tax Treatment of the Mergers	18
2.13	Withholding Taxes	18
2.14	Taking of Necessary Action; Further Action	19

Article III

EARN OUT

3.1	Delivery of Earn Out Shares	19
3.2	Tax Treatment of Earn Out Shares	19

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1	Organization and Qualification	19
4.2	Company Subsidiaries	20
4.3	Capitalization of the Company	21
4.4	Authority Relative to this Agreement	22
4.5	No Conflict; Required Filings and Consents	22
4.6	Compliance; Approvals	23

4.7	Government Contracts	23
4.8	Financial Statements	24
4.9	No Undisclosed Liabilities	25
4.10	Absence of Certain Changes or Events	25
4.11	Litigation	26
4.12	Employee Benefit Plans	26
4.13	Labor Matters	29
4.14	Real Property; Tangible Property	32
4.15	Taxes	33
4.16	Environmental Matters	35
4.17	Brokers; Third-Party Expenses	36
4.18	Intellectual Property	36
4.19	Privacy	39
4.20	Agreements, Contracts and Commitments	40
4.21	Franchise Matters	42
4.22	Insurance	45
4.23	Interested Party Transactions	45
4.24	Information Supplied	46
4.25	Indebtedness	46
4.26	Anti-Bribery; Anti-Corruption	46
4.27	Customs & International Trade; Sanctions	47
4.28	Suppliers	48
4.29	Product Liabilities and Recalls	48
4.30	Disclaimer of Other Warranties	48

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

5.1	Organization and Qualification	50
5.2	Parent Subsidiaries	50
5.3	Capitalization	50
5.4	Authority Relative to this Agreement	53
5.5	No Conflict; Required Filings and Consents	53
5.6	Compliance; Approvals	54
5.7	Parent SEC Reports and Financial Statements	54
5.8	Absence of Certain Changes or Events	55
5.9	Litigation	56
5.10	Business Activities	56
5.11	Parent Material Contracts	56
5.12	Parent Listing	56
5.13	Trust Account	56
5.14	Taxes	57
5.15	Information Supplied	58
5.16	Employees; Benefit Plans	58
5.17	Board Approval; Stockholder Vote	59

5.18	Title to Assets	59
5.19	Affiliate Transactions	59
5.20	Forward Purchase Agreement	59
5.21	Investment Company Act; JOBS Act	60
5.22	No Undisclosed Liabilities	60
5.23	Brokers	60
5.24	Disclaimer of Other Warranties	60

Article VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1	Conduct of Business by the Company and the Company Subsidiaries	62
6.2	Conduct of Business by Parent, First Merger Sub and Second Merger Sub	66

Article VII

ADDITIONAL AGREEMENTS

7.1	Proxy Statement; Special Meeting	68
7.2	Certain Regulatory Matters	72
7.3	Other Filings; Press Release	73
7.4	Confidentiality; Communications Plan; Access to Information	73
7.5	Reasonable Best Efforts	75
7.6	No Parent Securities Transactions	75
7.7	No Claim Against Trust Account	75
7.8	Disclosure of Certain Matters	76
7.9	Securities Listing	76
7.10	No Solicitation	76
7.11	Trust Account	77
7.12	Directors’ and Officers’ Liability Insurance	78
7.13	Tax Matters	79
7.14	Section 16 Matters	80
7.15	Qualification as an Emerging Growth Company	80
7.16	Board of Directors	80
7.17	R&W Insurance Policy	80
7.18	Existing Credit Agreement Consent	81
7.19	Payoff of Revolver	81
7.20	Insufficient Parent Cash; Additional Purchase Right	81
7.21	Forward Purchase Transaction	81
7.22	Equity Incentive Plan	82
7.23	Release	83
7.24	Lock-Up Shares	83
7.25	Employment Matters	83
7.26	D&O Indemnification Agreements	83
7.27	Stockholders Agreement	83

Article VIII

CONDITIONS TO THE TRANSACTION

8.1	Conditions to Obligations of Each Party’s Obligations	84
8.2	Additional Conditions to Obligations of the Company	85
8.3	Additional Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub	86

Article IX

TERMINATION

9.1	Termination	87
9.2	Notice of Termination; Effect of Termination	89

Article X

NO SURVIVAL

10.1	No Survival	89

Article XI

GENERAL PROVISIONS

11.1	Stockholder Representative	89
11.2	Notices	92
11.3	Interpretation	93
11.4	Counterparts; Electronic Delivery	93
11.5	Entire Agreement; Third-Party Beneficiaries	94
11.6	Severability	94
11.7	Other Remedies; Specific Performance	94
11.8	Governing Law	95
11.9	Consent to Jurisdiction; Waiver of Jury Trial	95
11.10	Independent Counsel	96
11.11	Expenses	96
11.12	Assignment	96
11.13	Amendment	97
11.14	Extension; Waiver	97
11.15	No Recourse	97
11.16	Legal Representation	97
11.17	Disclosure Letters and Exhibits	98

EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Parent A&R Charter
Exhibit D	Form of Parent A&R Bylaws
Exhibit E	Forward Purchase Agreement
Exhibit F	Form of A&R Registration Rights Agreement
Exhibit G	Initial Spreadsheet
Exhibit H	Form of 2020 Equity Incentive Plan

SCHEDULES

Schedule A	Defined Terms

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 24, 2020, by and among Crescent Acquisition Corp, a Delaware corporation (“Parent”), Function Acquisition I Corp, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“First Merger Sub”), Function Acquisition II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”), F45 Training Holdings Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Stockholders hereunder (in such capacity, the “Stockholder Representative”). Each of the Company, Parent, First Merger Sub, Second Merger Sub and the Stockholder Representative shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a special purpose acquisition company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the General Limited Liability Company Act of the State of Delaware (the “DLLCA”) and other applicable Legal Requirements (collectively, as applicable based on context, the “Applicable Legal Requirements”), the Parties intend to enter into a business combination transaction by which: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger and a direct, wholly owned subsidiary of Parent as a consequence of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”);

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of the Company;

WHEREAS, (a) each of the Company Stockholders, along with certain Beneficial Holders, has entered into, and simultaneously with entry into this Agreement has delivered to Parent, support agreements substantially in the form attached hereto as Exhibit A (each a “Support Agreement”) and (b) each of the holders of shares of Company Common Stock and Company Preferred Stock will approve and adopt this Agreement, the First Merger and the other Transactions in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”) and agree to be bound by all of the terms of this Agreement through a unanimous written consent pursuant to Section 228 of the DGCL, as promptly as practicable after the execution and delivery of this Agreement, and in any event within 24 hours;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Parent (the “Parent Recommendation”);

WHEREAS, CFI Sponsor LLC (“Sponsor”), each of the other Persons set forth on Schedule A thereto, the Company and Parent have entered into, and simultaneously with entry into this Agreement have delivered to the Company, a support agreement substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”);

WHEREAS, prior to the Closing, Parent shall: (a) subject to obtaining the approval of the Parent Stockholder Matters, adopt the Second Amended and Restated Certificate of Incorporation of Parent (the “Parent A&R Charter”) substantially in the form attached hereto as Exhibit C; and (b) adopt the Second Amended and Restated Bylaws of Parent (the “Parent A&R Bylaws”) substantially in the form attached hereto as Exhibit D, in each case, to be effective as of the Closing;

WHEREAS, Parent and Crescent Capital Group LP (“Crescent”) have entered into, and simultaneously with entry into this Agreement have delivered to the Company, an amended and restated Forward Purchase Agreement (the “Forward Purchase Agreement”) substantially in the form attached hereto as Exhibit E, whereby, among other things, Crescent has agreed to acquire

5,000,000 Parent Units consisting of 5,000,000 shares of Parent Class A Stock and 1,666,667 warrants to purchase one share of Parent Class A Stock for an aggregate purchase price of $50 million (the “Forward Purchase Investment Amount”) in a private placement that will close immediately prior to the consummation of the First Merger (such transaction, the “Forward Purchase Transaction”);

WHEREAS, in connection with the consummation of the First Merger, (a) Parent, the Company Stockholders, Crescent and the Sponsor will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit F and (b) Parent, the Company Stockholders, Crescent and the Sponsor will enter into a stockholders agreement in accordance with Section 7.27 (the “Stockholders Agreement”);

WHEREAS, Parent has made an offer on the same terms to all of the Company Stockholders to acquire all of the issued and outstanding Company Capital Stock in exchange for cash and equity consideration in an aggregate amount equal to the Total Consideration (the “Offer”), and the Company Stockholders have accepted the Offer on the terms set forth in the Offer;

WHEREAS, pursuant to the Offer, and as a material inducement for Parent to enter into this Agreement, the Company Stockholders have provided the Initial Spreadsheet to Parent attached hereto as Exhibit G, which Initial Spreadsheet demonstrates the election by the Company Stockholders of their respective allocations of cash and equity consideration; and

WHEREAS, prior to Closing, Parent intends to approve and adopt a new stock incentive plan in substantially the form attached hereto as Exhibit H.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

1.1 Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall occur by electronic exchange of documents at a time and date to be specified in writing by the Parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by email pdf files.

1.2 Closing Documents.

(a) At the Closing, Parent, First Merger Sub or Second Merger Sub shall, as applicable, deliver or have delivered to the Company:

(i) a certified copy of the Parent A&R Charter issued by the Secretary of State of the State of Delaware;

(ii) a certificate, dated as of the Closing Date, signed by the Secretary of Parent certifying that the bylaws of Parent attached thereto is a true and correct copy of the Parent A&R Bylaws in effect at the Closing;

(iii) a copy of the A&R Registration Rights Agreement, duly executed by Parent, Crescent, each FPA Transferee and the Sponsor;

(iv) a copy of the Second Certificate of Merger, duly executed by the Second Merger Sub;

(v) copies of resolutions and actions taken by Parent’s, First Merger Sub’s and Second Merger Sub’s board of directors and stockholders (or managers and members, as applicable) in connection with the approval of this Agreement and the Transactions;

(vi) a copy of the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(vii) evidence that Parent has instructed Parent’s transfer agent to affix the Legend on the Lock-Up Shares effective as of the Effective Time;

(viii) a copy of the Stockholders Agreement, duly executed by Parent, Crescent and the Sponsor; and

(ix) (A) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2; and (B) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions.

(b) At the Closing, the Company shall deliver or have delivered to Parent:

(i) a copy of the First Certificate of Merger, duly executed by the Company;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by the Company Stockholders;

(iii) a copy of the Escrow Agreement, duly executed by the Stockholder Representative;

(iv) a copy of the Stockholders Agreement, duly executed by the Company Stockholders;

(v) a copy of the Final Spreadsheet;

(vi) a copy of the fully executed Debt Payoff Letter;

(vii) copies of resolutions and actions taken by the Company’s board of directors and the Company Stockholders in connection with the approval of this Agreement and the Transactions; and

(viii) (A) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.3; and (B) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

1.3 Closing Transactions. At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall make any payments required to be made by Parent in connection with the Parent Stockholder Redemption;

(b) Parent shall pay, or cause to be paid, Estimated Parent Transaction Costs to the applicable payees set forth on the Parent Estimated Adjustment Statement, to the extent not paid prior to the Closing;

(c) Parent shall contribute to First Merger Sub: (i) the amount of cash remaining in the Trust Account and (ii) the Aggregate Forward Purchase Investment Amount, in each case after giving effect to the Parent Stockholder Redemption and the payment of the amounts provided for in Section 1.3(b);

(d) The certificate of merger with respect to the First Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and Parent shall cause the First Certificate of Merger to be filed with the Secretary of State of the State of Delaware and become effective;

(e) The certificate of merger with respect to the Second Merger shall be prepared and executed in accordance with the relevant provisions of the DLLCA (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) and Parent shall cause the Second Certificate of Merger to be filed with the Secretary of State of the State of Delaware and become effective;

(f) Parent shall deliver (or cause to be delivered) to each Company Stockholder such Company Stockholder’s portion of the Minimum Closing Cash Consideration, the Remaining Closing Cash Consideration and the Closing Number of Securities as set forth on the Final Spreadsheet;

(g) Parent shall deposit (or cause to be deposited) with the Escrow Agent the Adjustment Escrow Amount;

(h) Parent shall deliver (or cause to be delivered) to each Company Stockholder such Company Stockholder’s portion of the Earn Out Shares as set forth on the Final Spreadsheet;

(i) Parent shall deposit (or cause to be deposited) with the Stockholder Representative the Stockholder Representative Expense Holdback Amount;

(j) Parent shall (on behalf of the Company) pay, or cause to be paid, the Revolver Repayment Amount; and

(k) Parent shall (on behalf of the Company) pay, or cause to be paid, all Estimated Company Transaction Costs to the extent not paid by the Company prior to the Closing, to the applicable payees as set forth on the Company Estimated Adjustment Statement by wire transfer of immediately available funds.

ARTICLE II

THE MERGERS

2.1 Effective Times. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the First Certificate of Merger, being the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

2.2 The Mergers.

(a) At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Parent (provided that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DLLCA, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Parent (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

2.3 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Surviving Entity and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

2.4 Governing Documents. Subject to Section 7.12, (a) at the Effective Time, by virtue of the First Merger, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as the certificate of incorporation of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be such name as is reasonably determined by the Company no later than five (5) Business Days prior to the Closing Date and (b) the parties shall take all actions necessary so that the bylaws of the Company shall be amended and restated as of the Effective Time to read in their entirety as the bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be such name as is reasonably determined by the Company no later than five (5) Business Days prior to the Closing Date. Subject to Section 7.12, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time shall be amended to change the name of the Surviving Entity to such name as is determined by the Company no later than five (5) Business Days prior to the Closing Date, but otherwise shall continue to be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with their terms and as provided by Applicable Legal Requirements.

2.5 Directors and Officers of the Surviving Corporation and the Surviving Entity. The parties shall take all actions necessary such that immediately after the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the persons who are the board of directors and executive officers of First Merger Sub immediately prior to the Effective Time. The parties shall take all actions necessary such that immediately after the Second Effective Time, the board of directors and executive officers of the Surviving Entity shall be the directors and executive officers set forth on Schedule 2.5 of the Company Disclosure Letter.

2.6 Merger Consideration.

(a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders shall be: (i) an amount equal to the Final Merger Consideration; (ii) any amounts that may be payable from the Adjustment Escrow Amount as provided in Section 2.11(h) or the Stockholder Representative Expense Holdback Amount as provided in Section 11.1(c); and (iii) the Earn Out Shares in accordance with Article III (collectively, the “Total Consideration”).

(b) The Final Merger Consideration shall be paid in the form of: (i) an amount in cash equal to the Closing Cash Payment Amount; (ii) the Closing Number of Securities; and (iii) any amount in cash or shares of Parent Class A Stock payable pursuant to Section 2.11. Each Company Stockholder shall be entitled to receive such consideration as is set forth in Section 2.7.

2.7 Effect of the First Merger on the Company Common Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, First Merger Sub, the Company, the Company Stockholders or the holders of any of the securities of Parent, the following shall occur:

(a) Each share of Company Common Stock (other than Excluded Shares), Company Preferred Stock and each Company RSU issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive a portion of the Total Consideration, with each Company Stockholder being entitled to receive (as applicable) the (i) dollar amount of the Closing Cash Payment Amount, (ii) number of shares from the Closing Number of Securities, (iii) percentage of the Adjustment Escrow Amount to the extent payable to the Company Stockholders pursuant to Section 2.11, (iv) percentage of the Stockholder Representative Expense Holdback Amount to the extent payable to the Company Stockholders pursuant to Section 11.1(c) and (v) number and type of Earn Out Shares in the Final Spreadsheet, which is incorporated herein and made a part hereof, in each case, without interest, upon surrender of stock certificates, if any, representing all of such Company Stockholder’s Company Common Stock and Company Preferred Stock (each, a “Certificate”) and delivery of the other documents and information required pursuant to Section 2.9. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the

Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Common Stock (other than Excluded Shares), shares of Company Preferred Stock or Company RSUs shall thereafter represent only the right to receive the applicable portion of the Total Consideration set forth on the Final Spreadsheet.

(b) No fraction of a share of Parent Class A Stock will be issued by virtue of the First Merger, and each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Class A Stock (after aggregating all fractional shares of Parent Class A Stock that otherwise would be received by such Company Stockholder) in accordance with the Final Spreadsheet shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Stock if the aggregate amount of fractional shares of Parent Class A Stock such Company Stockholder would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Stock if the aggregate amount of fractional shares of Parent Class A Stock such Company Stockholder would otherwise be entitled to is less than 0.50.

(c) Each issued and outstanding share of common stock of First Merger Sub as of immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of First Merger Sub as of immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Each share of Company Common Stock held in the Company’s treasury or owned by Parent, First Merger Sub, Second Merger Sub or the Company immediately prior to the Effective Time (each an “Excluded Share”) shall be cancelled and no consideration shall be paid or payable with respect thereto.

(e) The numbers of shares of Parent Class A Stock that the Company Stockholders are entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Stock occurring on or after the date hereof and prior to the Closing. The number and type of Earn Out Shares that the Company Stockholders are entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement shall be equitably adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Stock occurring on or after the date hereof and prior to the Closing. Nothing in this Section 2.7(e) shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.8 Effect of the Second Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any Company Stockholder or the holders of any shares of capital stock of Parent or the Surviving Corporation or membership interests in Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) each membership interest in Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and non-assessable membership interest in the Surviving Entity, which shall constitute the only outstanding equity of the Surviving Entity. From and after the Second Effective Time, all certificates, if any, representing membership interests in Second Merger Sub shall be deemed for all purposes to represent the number of membership interests of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

2.9 Surrender of Company Certificates and Disbursement of Estimated Merger Consideration and Earn Out Shares.

(a) Subject to this Section 2.9, at the Effective Time, Parent shall deliver, or cause to be delivered, to each Company Stockholder such Company Stockholder’s portion of the Estimated Merger Consideration and the Earn Out Shares as set forth on the Final Spreadsheet.

(b) Parent shall use commercially reasonable efforts, following and subject to receipt of the relevant Company Stockholder information and addresses from the Company, to within ten (10) days prior to the Closing deliver (or cause to be delivered) to each Company Stockholder (other than holders of Excluded Shares) at the address specified by the Company: (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or Affidavits of Loss) to Parent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for surrendering the Certificates (or Affidavits of Loss) to Parent (the “Surrender Documentation”). If a Company Stockholder surrenders a Certificate (or Affidavit of Loss) and all other required Surrender Documentation to Parent in accordance with the terms of the Surrender Documentation no later than three (3) Business Days prior to the Closing Date, Parent will use commercially reasonably efforts to deliver (or cause to be delivered) at the Closing to the holder of the shares of Company Common Stock or Company Preferred Stock formerly represented by such Certificate (or Affidavit of Loss) in exchange therefor such holder’s portion of the Estimated Merger Consideration and Earn Out Shares in accordance with

Section 2.9(a) hereof, with: (A) such Company Stockholder’s portion of the Minimum Closing Cash Consideration and Remaining Closing Cash Consideration being delivered via wire transfer of immediately available funds in accordance with instructions provided by such Company Stockholder in the letter of transmittal; and (B) the applicable number of shares from the Closing Number of Securities and Earn Out Shares (as applicable) being delivered via book-entry issuance, in each case, less any required Tax withholdings as provided in Section 2.13. If a Company Stockholder does not deliver to Parent the required Surrender Documentation in accordance with the terms of the Surrender Documentation with respect to such Company Stockholder’s Certificates together with such Certificates (or Affidavits of Loss) at least three (3) Business Days prior to the Closing Date, then upon surrender thereafter of such Company Stockholder’s Certificates (or Affidavits of Loss) to Parent in accordance with the terms of the Surrender Documentation, Parent shall promptly deliver (or cause to be delivered) to the Company Stockholder that is the holder of such Certificate(s) (or Affidavit(s) of Loss) in exchange therefor such Company Stockholder’s portion of the Estimated Merger Consideration and the Earn Out Shares (if applicable) covered by such Surrender Documentation in accordance with clauses (A) and (B) of the foregoing sentence. Any Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate (or Affidavit of Loss) shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Total Consideration attributable to such Certificate (or Affidavit of Loss), and the holder thereof shall cease to have any rights with respect to the shares of Company Common Stock or Company Preferred Stock formerly represented by such Certificate (or Affidavit of Loss) except as otherwise provided herein or by any Legal Requirements. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates (or Affidavits of Loss). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the applicable portion of the Total Consideration to be delivered upon due surrender of the Certificate (or Affidavit of Loss) may be issued to such transferee if the Certificate (or Affidavit of Loss) formerly representing such shares of Company Common Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock Transfer Taxes have been paid or are not applicable.

(c) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate (or Affidavit of Loss) is presented to the Surviving Corporation, the Surviving Entity or Parent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.13) the portion of the Total Consideration represented by such Certificate (or Affidavit of Loss).

(d) Notwithstanding the foregoing, none of the Surviving Corporation, the Surviving Entity, Parent or any other Person shall be liable to any former Company Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements.

(e) In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (an “Affidavit of Loss”); and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such Certificate, Parent will issue the portion of the Total Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 2.13).

2.10 Adjustment Escrow Deposit. At the Closing, Parent shall deposit with the Escrow Agent an amount equal to $2,000,000 in cash (the “Adjustment Escrow Amount”) by wire transfer of immediately available funds in U.S. dollars into a designated non-interest bearing account (the “Adjustment Escrow Account”). Pursuant to an escrow agreement to be entered into on the Closing Date by and among Parent, the Stockholder Representative and the Escrow Agent in form and substance reasonably acceptable to the parties thereto (the “Escrow Agreement”), Parent and the Stockholder Representative will appoint the Escrow Agent to hold the Adjustment Escrow Amount until the final determination of the Final Merger Consideration and disburse the Adjustment Escrow Amount as provided herein and in the Escrow Agreement.

2.11 Closing Calculations; Adjustment.

(a) No later than four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Company Estimated Adjustment Statement”) setting forth the Company’s good faith estimate of: (i) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”); (ii) the Company Transaction Costs (the “Estimated Company Transaction Costs”); and (iii) the Company Cash (the “Estimated Company Cash”), together with (x) instructions that list the applicable bank accounts designated to facilitate payment by Parent of the Company Transaction Costs, (y) reasonable supporting documentation used by the Company in calculating such amounts, including with respect to the Company Transaction Costs, all invoices or similar documentation accounting for such costs and (z) a certificate of the Chief Financial Officer of the Company certifying that the estimates set forth in the Company Estimated Adjustment Statement have been prepared in accordance with this Agreement. Parent and its Representatives shall have a reasonable opportunity to review and discuss with the Company and its Representatives the documentation provided in connection with the delivery of the Company Estimated Adjustment Statement and any relevant books and records of the Company and its Subsidiaries. The Company and its Subsidiaries shall reasonably assist Parent and its Representatives in its review of such documentation and shall consider in good faith Parent’s comments to the Company Estimated Adjustment Statement, and if any adjustments are made to the Company Estimated Adjustment Statement prior to the Closing, such adjusted Company Estimated Adjustment Statement shall thereafter become the Company Estimated Adjustment Statement for all purposes of this Agreement; provided that Parent shall provide any such comments to the Company no later than two (2) Business Days prior to the Closing Date; provided, further, for the avoidance of doubt, that, following the Company’s consideration in good faith of Parent’s comments to the Company Estimated Adjustment

Statement, the Company may determine, in its sole and absolute discretion, not to make any adjustments to the Company Estimated Adjustment Statement, in which case the Company Estimated Adjustment Statement shall be the Company Estimated Adjustment Statement delivered by the Company to Parent. In no event will the determination of the amounts set forth in the Company Estimated Adjustment Statement, whether mutually agreed to or the subject of a disagreement, prejudice the rights of Parent pursuant to this Section 2.11. The Company Estimated Adjustment Statement and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement.

(b) No later than four (4) Business Days prior to the Closing Date, Parent shall deliver to the Company a statement (the “Parent Estimated Adjustment Statement”) setting forth Parent’s good faith estimate of (i) the Parent Transaction Costs (the “Estimated Parent Transaction Costs”), (ii) the Trust Account Interest (“Estimated Trust Account Interest”), (iii) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Parent Stockholder Redemptions; (iv) the estimated amount of Parent Cash as of the Closing; and (v) the number of shares of Parent Class A Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemptions, the issuance of shares of Parent Units pursuant to the Forward Purchase Agreement and any issuance of Parent Class A Stock pursuant to Section 7.20, together with (x) instructions that list the applicable bank accounts designated to facilitate payment by Parent of the Parent Transaction Costs and the R&W Insurance Policy Cost, (y) reasonable supporting documentation used by Parent in calculating such amounts, including all invoices or similar documentation accounting for such costs and (z) a certificate of the Chief Financial Officer of Parent certifying that the estimates set forth in the Parent Estimated Adjustment Statement have been prepared in accordance with this Agreement. The Company and its Representatives shall have a reasonable opportunity to review and discuss with Parent and its Representatives the documentation provided in connection with the delivery of the Parent Estimated Adjustment Statement and any relevant books and records of Parent. Parent shall reasonably assist the Company and its Representatives in its review of such documentation and shall consider in good faith the Company’s comments to the Parent Estimated Adjustment Statement, and if any adjustments are made to the Parent Estimated Adjustment Statement prior to the Closing, such adjusted Parent Estimated Adjustment Statement shall thereafter become the Parent Estimated Adjustment Statement for all purposes of this Agreement; provided that the Company shall provide any such comments to Parent no later than two (2) Business Days prior to the Closing Date; provided, further, for the avoidance of doubt, that, following Parent’s consideration in good faith of the Company’s comments to the Parent Estimated Adjustment Statement, Parent may determine, in its sole and absolute discretion, not to make any adjustments to the Parent Estimated Adjustment Statement, in which case the Parent Estimated Adjustment Statement shall be the Parent Estimated Adjustment Statement delivered by Parent to the Company. In no event will the determination of the amounts set forth in the Parent Estimated Adjustment Statement, whether mutually agreed to or the subject of a disagreement, prejudice the rights of the Company pursuant to this Section 2.11. The Parent Estimated Adjustment Statement and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement.

(c) No later than two (2) Business Days prior to the Closing, the Company shall deliver a draft of the Final Spreadsheet to Parent based upon the amounts contained in the Company Estimated Adjustment Statement and the Parent Estimated Adjustment Statement, and shall provide to Parent any such documents as Parent may reasonably request evidencing the amounts set forth on the Final Spreadsheet. Other than as may be agreed to by Parent in writing, the Final Spreadsheet shall be prepared in accordance with, and shall not deviate in any material respect from, the principles, percentages and allocations set forth in the Initial Spreadsheet. The Company shall reasonably consider any comments timely provided by Parent to the Final Spreadsheet.

(d) Within sixty (60) days after the Closing Date, Parent will prepare, or cause to be prepared, and deliver to the Stockholder Representative an unaudited statement (the “Adjustment Statement”), which shall set forth Parent’s good faith calculation of each of:

(i) Company Cash;

(ii) the Closing Indebtedness Amount;

(iii) the Trust Account Interest; and

(iv) the Closing Transaction Costs (including a detailed breakdown of the Company Transaction Costs and the Parent Transaction Costs).

To the extent any amounts in the calculation of the foregoing are not U.S. dollars, such amounts shall be converted to U.S. dollars using the average exchange rate to U.S. dollars for the Closing Date as reported by Bloomberg L.P.

(e) Upon receipt from Parent, the Stockholder Representative shall have thirty (30) days to review the Adjustment Statement (the “Adjustment Review Period”). At the request of the Stockholder Representative, Parent shall: (i) reasonably cooperate and assist, and shall cause its Subsidiaries, including the Surviving Entity, and each of their respective Representatives to reasonably cooperate and assist, the Stockholder Representative and its Representatives in the review of the Adjustment Statement (including by requesting their respective accountants to deliver to the Stockholder Representative and its Representatives copies of their work papers relating to the Surviving Entity; provided that customary confidentiality and hold harmless agreements relating to access such working papers in form and substance reasonably acceptable to any auditors or independent accountants are signed by the Stockholders Representative and its Representatives, as applicable); and (ii) provide the Stockholder Representative and its Representatives with any information reasonably requested by the Stockholder Representative that is necessary for their review of the Adjustment Statement. If the Stockholder Representative disagrees with Parent’s computation of the Closing Transaction Costs, Company Cash, the Closing Indebtedness Amount or the Trust Account Interest (each as set forth in the Adjustment Statement), the Stockholder Representative shall, on or prior to the last day of the Adjustment Review Period, deliver a written notice to Parent (the “Adjustment Notice of Objection”) that sets forth the Stockholder Representative’s objections to Parent’s calculation of the Closing Transaction Costs, Company Cash, the Closing Indebtedness Amount, and the Trust Account Interest, as applicable. Any Adjustment Notice of Objection shall specify those items or amounts with which the Stockholder Representative disagrees and shall set forth the Stockholder Representative’s calculation of the Closing Transaction Costs (including a detailed breakdown of the Company Transaction Costs and the

Parent Transaction Costs to the extent these differ from Parent’s calculation thereof), Company Cash, the Closing Indebtedness Amount or the Trust Account Interest, as applicable, based on such objections (it being understood that the Stockholder Representative shall be deemed to have accepted Parent’s calculation of any amounts set forth on the Adjustment Statement to which the Stockholder Representative does not object in the Adjustment Notice of Objection).

(f) If the Stockholder Representative does not deliver an Adjustment Notice of Objection to Parent with respect to an item contained in the Adjustment Statement within the Adjustment Review Period, the Stockholder Representative shall be deemed to have accepted Parent’s calculation of the underlying item of the Closing Transaction Costs, Company Cash, the Closing Indebtedness Amount, and the Trust Account Interest, as applicable, and such calculation shall be final, conclusive and binding on the Parties. If the Stockholder Representative delivers an Adjustment Notice of Objection to Parent within the Adjustment Review Period, Parent and the Stockholder Representative shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their good faith efforts to reach agreement on the disputed items and amounts in order to determine the amount of the disputed Closing Transaction Costs (along with the amount of the Company Transaction Costs and the Parent Transaction Costs included therein), Company Cash, the Closing Indebtedness Amount or the Trust Account Interest, as applicable. If, at the end of such period or any mutually agreed extension thereof, Parent and the Stockholder Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent accounting firm mutually acceptable to Parent and the Stockholder Representative (such firm or individual, the “Independent Expert”), who shall act as an independent accounting expert and not as an arbiter. The Parties shall instruct the Independent Expert promptly to review this Section 2.11, as well as the Adjustment Statement, Adjustment Notice of Objection and any other materials reasonably requested by the Independent Expert, and to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Closing Transaction Costs (along with the amount of the Company Transaction Costs and the Parent Transaction Costs included therein), Company Cash, the Closing Indebtedness Amount or the Trust Account Interest, as applicable, set forth in the Adjustment Statement requires adjustment pursuant to the terms of this Agreement. The Independent Expert shall base its determination solely on written submissions by Parent and the Stockholder Representative and not on an independent review. Parent and the Stockholder Representative shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than thirty (30) days after its retention, the Independent Expert shall deliver to Parent and the Stockholder Representative a report that sets forth its resolution of the disputed items and amounts and its calculation of the Closing Transaction Costs (including its detailed breakdown of the Company Transaction Costs and the Parent Transaction Costs), Company Cash, the Closing Indebtedness Amount or the Trust Account Interest, as applicable; provided, however, that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by Parent, on one hand, and the Stockholder Representative, on the other hand, nor less than the smallest value for such item claimed by Parent, on one hand, and the Stockholder Representative, on the other hand. The decision of the Independent Expert shall be final, conclusive and binding on the Parties. The costs and expenses of the Independent Expert shall be allocated between Parent, on the one hand, and the Stockholder Representative (solely on behalf of the Company Stockholders), on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party, as determined by the Independent Expert.

(g) For purposes of this Agreement, “Final Company Cash”, “Final Closing Indebtedness Amount”, “Final Trust Account Interest” and “Final Closing Transaction Costs” mean the amount of such items: (i) as shown in the Adjustment Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.11(d) if no Adjustment Notice of Objection with respect thereto is timely delivered by the Stockholder Representative to Parent pursuant to Section 2.11(f); or (ii) if an Adjustment Notice of Objection is so delivered: (A) as agreed by Parent and the Stockholder Representative pursuant to Section 2.11(f); or (B) in the absence of such agreement, as determined in the Independent Expert’s report delivered pursuant to Section 2.11(f).

(h) Within five (5) Business Days after the Final Merger Consideration has been finally determined pursuant to this Section 2.11:

(i) if the Final Merger Consideration is less than the Estimated Merger Consideration, Parent shall be entitled to receive a payment in cash out of the Adjustment Escrow Account in an amount equal to such difference; provided that if such amount exceeds the Adjustment Escrow Amount: (A) Parent shall be entitled to receive the entire Adjustment Escrow Amount; and (B) each Company Stockholder shall severally, but not jointly, pay to Parent an aggregate amount equal to such Company Stockholder’s Contribution Percentage Obligation (allocated to such Company Stockholder in the Final Spreadsheet) of the amount of such difference, at the election of each Company Stockholder either in cash or by transfer of shares of Parent Class A Stock, with a share of Parent Class A Stock valued at $10 per share for such purpose (provided that each Company Stockholder shall not be permitted to make any payment pursuant to this Section 2.11(h)(i) by transfer of shares of Parent Class A Stock if the Stockholder Representative determines, in its sole discretion, that transferring such shares could jeopardize the qualification of the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Code); provided, further, that if such amount is less than the Adjustment Escrow Amount, then any amount left in the Adjustment Escrow Account after payment to Parent shall be distributed to the Company Stockholders on a pro rata basis (in accordance with the percentage of the Adjustment Escrow Amount allocated to such Company Stockholder in the Final Spreadsheet);

(ii) if the Final Merger Consideration is equal to the Estimated Merger Consideration, each Company Stockholder shall be entitled to receive its share of the Adjustment Escrow Amount in cash in accordance with the percentage of the Adjustment Escrow Amount allocated to such Company Stockholder in the Final Spreadsheet; and

(iii) if the Final Merger Consideration is greater than the Estimated Merger Consideration, each Company Stockholder shall be entitled to receive its share of the Adjustment Escrow Amount in cash in accordance with the percentage of the Adjustment Escrow Amount allocated to such Company Stockholder in the Final Spreadsheet; provided that if such amount exceeds the Adjustment Escrow Amount, at the election of Parent (subject to Section 2.11(l)), Parent shall either issue additional shares of Parent Class A Stock valued at $10 per share for such purpose or the Surviving Entity shall pay to each Company Stockholder an amount in cash equal to such Company Stockholder’s pro rata share (in accordance with the percentage of the Adjustment Escrow Amount allocated to such Company Stockholder in the Final Spreadsheet) of the amount of such difference.

(i) Any cash payment required to be made by: (i) the Company Stockholders pursuant to this Section 2.11 shall be made by wire transfer of immediately available funds in U.S. dollars to the account of the Surviving Entity designated in writing by Parent at least one (1) Business Day prior to such transfer; and (ii) the Surviving Entity on behalf of Parent pursuant to this Section 2.11 shall be made by wire transfer of immediately available funds in U.S. dollars in accordance with instructions provided by such Company Stockholder in the letter of transmittal (which instructions may be updated in writing by the Stockholder Representative (on behalf of the Company Stockholders) at least one (1) Business Day prior to such transfer).

(j) Any payments made pursuant to this Section 2.11 shall be treated as an adjustment to the Total Consideration by the Parties for Tax purposes, unless otherwise required by Applicable Legal Requirements.

(k) No fraction of a share of Parent Class A Stock will be issued by virtue of this Section 2.11, and each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Class A Stock (after aggregating all fractional shares of Parent Class A Stock that otherwise would be received by such Company Stockholder) shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Stock if the aggregate amount of fractional shares of Parent Class A Stock such Company Stockholder would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Stock if the aggregate amount of fractional shares of Parent Class A Stock such Company Stockholder would otherwise be entitled to is less than 0.50.

(l) Notwithstanding anything to the contrary in this Agreement, in the event that sum of the cash payable under this Agreement to Company Stockholders in respect of Company Common Stock and Company Preferred Stock (and for the sake of clarity not including any payments made in respect of Company RSUs), including the Closing Cash Payment Amount (as the same may be adjusted as provided in this Section 2.11(l)), the Adjustment Escrow Amount, the Stockholder Representative Expense Holdback Amount and any other consideration (other than Parent Class A Stock or the Earn Out Shares), determined at the Closing (the “Non-Stock Consideration”), would cause the Non-Stock Consideration to exceed sixty percent (60%) of an amount equal to: (i) the product of: (A) the number of shares of Parent Class A Stock to be issued to the Company Stockholders at Closing in respect of Company Common Stock and Company Preferred Stock (as the same may be adjusted as provided in this Section 2.11(l)); multiplied by (B) the Testing Price; plus (ii) the Non-Stock Consideration (the sum of clauses (i) and (ii), the “Aggregate Consideration”), then: (1) the number of shares of Parent Class A Stock required to be issued to the Company Stockholders in respect of Company Common Stock and Company Preferred Stock as of the Closing shall be increased; and (2) the Closing Cash Payment Amount payable in respect of Company Common Stock and Company Preferred Stock shall be decreased by an amount equal to the Adjustment Per Share Price multiplied by each share of Parent Class A Stock issued pursuant to clause (1), until the Non-Stock Consideration is equal (rounding up to the next whole share of Parent Class A Stock) to sixty percent (60%) of the Aggregate Consideration. If any Non-Stock Consideration is payable after the Closing Date, the total Non-Stock Consideration as a percentage of the Aggregate Consideration shall be retested, and if such percentage would exceed sixty percent (60%), Non-Stock Consideration shall be reduced, and in lieu thereof additional shares of Parent Class A Stock shall be issued, in each case based on the principles set forth in preceding sentence (it being understood that Parent Class A Stock theretofore issued, including any Parent Class A Stock issued theretofore on conversion of the Earn Out Shares, shall be valued using the Testing Price applicable to such issuance). Any shares issued pursuant to this Section 2.11(l) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock occurring after the date hereof.

2.12 Tax Treatment of the Mergers.

(a) The Parties shall not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Parties shall prepare and file all Tax Returns consistent with the treatment of the Mergers, taken together, as an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations (or comparable provisions of state and local Tax law) and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

2.13 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements; provided, that if Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates determine that any payment to the Company Stockholders hereunder is subject to deduction and/or withholding, then (a) Parent shall provide notice to the Company (for payments made at the Closing) or the Stockholder Representative (for payments made after the Closing) as soon as reasonably practicable after such determination and (b) each Party shall expend commercially reasonable efforts to avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service Form W-9 or other applicable Form) that may be necessary to obtain such exemptions, refunds, credits or other recovery. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, First Merger Sub and Second Merger Sub, the officers and directors (or their designees) of the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

EARN OUT

3.1 Delivery of Earn Out Shares. At the Closing, and as additional consideration for the Mergers and the other Transactions, Parent shall issue or cause to be issued to the Company Stockholders their portion of (a) 5,000,000 shares of Parent Class B Stock, and (b) 5,000,000 shares of Parent Class C Stock (collectively the “Earn Out Shares”) in accordance with the Final Spreadsheet, which Earn Out Shares shall be subject to the terms and conditions set forth in the Parent A&R Charter.

3.2 Tax Treatment of Earn Out Shares. The issuance of Earn Out Shares to Company Stockholders in respect of Company Common Stock and Company Preferred Stock (and the issuance of the Parent Class A Stock upon a conversion of the Earn Out Shares to Parent Class A Stock) shall be treated as consideration in exchange for shares of Company Common Stock and Company Preferred Stock by the Parties for Tax purposes, unless otherwise required by Applicable Legal Requirements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Parent, First Merger Sub and Second Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof and as of the Closing Date as follows (except for such representations and warranties expressly made as of a different date, which shall instead be made only as of such date):

4.1 Organization and Qualification. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of Delaware and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except in the case of this clause (b) as would not be material to the Group Companies, taken as a whole. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of the Company as currently in effect, have been made available to Parent. The Company is not in violation of any of the provisions of the Company’s Governing Documents.

4.2 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of each Company Subsidiary, as amended and currently in effect, have been made available to Parent. No Company Subsidiary is in violation of any of the provisions of its Governing Documents.

(c) All issued and outstanding shares of capital stock and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in compliance with Applicable Legal Requirements and their respective Governing Documents.

(d) Other than as set forth on Schedule 4.2(c) of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

4.3 Capitalization of the Company.

(a) As of the date of this Agreement, 54,000,000 shares of Company Common Stock are authorized and 29,000,000 shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) are issued and outstanding. As of the date of this Agreement and as of the Closing Date, 11,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (“Company Preferred Stock”), par value $0.0001 per share, are authorized and 11,000,000 shares of Company Preferred Stock are issued and outstanding. As of the date of this Agreement, 1,369,324 Company RSUs are issued and outstanding. Items (a) through (i) in the definition of “Initial Spreadsheet” are true and correct as of the date hereof and when such items are updated in the Final Spreadsheet shall be true and correct as of the Closing Date (without giving effect to the Mergers).

(b) All issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized, validly issued, fully paid and are non-assessable, (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, (iii) have been offered, sold and issued in compliance with Applicable Legal Requirements and the Company’s Governing Documents and (iv) are free and clear of all Liens (other than Permitted Liens). As of the Closing Date, all issued and outstanding shares of Company Common Stock (i) will have been duly authorized, validly issued, fully paid and are non-assessable, (ii) will not be subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, (iii) will have been offered, sold and issued in compliance with Applicable Legal Requirements and the Company’s then-current Governing Documents and (iv) will be free and clear of all Liens (other than Permitted Liens).

(c) Other than as set forth on Schedule 4.3(c) of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Other than as set forth on Schedule 4.3(c) of the Company Disclosure Letter, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company.

(d) Except as set forth in the Company’s Governing Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any ownership interests of the Company.

(e) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

4.4 Authority Relative to this Agreement. The Company has all requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Mergers) have been duly and validly authorized by all requisite action on the part of the Company (including the approval by its board of directors and, following receipt of the Company Stockholder Approval, the Company Stockholders as required by the DGCL), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5 No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by the Company shall not, and the consummation of the Transactions will not: (i) conflict with or violate the Company’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.5(b) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or materially impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Company Material Contracts, except, with respect to clause (iii) as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the First Certificate of Merger and the Second Certificate of Merger in accordance with the DGCL and DLLCA; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; (iii) the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any other filings required pursuant to antitrust laws, and the expiration of the required waiting periods thereunder; (iv) the consents, approvals, authorizations and permits described on Schedule 4.5(b) of the Company Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or materially impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

4.6 Compliance; Approvals. Each of the Group Companies has, during the last four (4) years, complied with and is not in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole. No written, or to the Knowledge of the Company, oral notice of non-compliance with any Applicable Legal Requirements has been received by any of the Group Companies from any Franchisee or any Governmental Entity in the last four (4) years. Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Each Approval held by the Group Companies is valid, binding and in full force and effect. None of the Group Companies (a) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval, or (b) have received any written notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or materially impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

4.7 Government Contracts. With respect to any prime contract, subcontract, basic ordering agreement, letter contract, purchase order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto between any of the Group Companies and any Governmental Entity (“Government Contracts”) in effect on the date hereof, except as disclosed on Schedule 4.7 of the Company Disclosure Letter: (a) no such Government Contract is currently the subject of bid or award protest proceedings and, to the Knowledge of the Company, no such Government Contract is reasonably likely to become the subject of bid or award protest proceedings; (b) the Group Companies have complied in all material respects with all statutory and regulatory requirements applicable to each of the Government Contracts and their associated quotations, bids and proposals; (c) all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Group Companies in connection with each of the Government Contracts and their associated quotations, bids and proposals were true and accurate in all material respects as of the date of submission; (d) no Governmental Entity nor any prime contractor or higher-tier subcontractor under a Government Contract has disallowed any material costs claimed by the Group Companies under such Government Contracts; (e) no Governmental Entity has within the twelve (12) months prior to the date hereof made any written claim for any material price adjustment or any other request for a material reduction in the price of any of such Government Contracts; (f) within the last twelve (12) months, the Company has received no written notice terminating any of the Company’s Government Contracts for default or for convenience or indicating an intent to terminate any such Government Contracts for convenience; (g) neither the Group Companies nor, to the Knowledge of the Company, any Company Stockholder, or any director, manager or officer of the Company, has been within the last four (4) years or is now suspended, debarred or proposed for suspension or debarment from government contracting; and (h) to the Knowledge of the Company, the Group Companies have not undergone and are not undergoing any audit or investigation relating to such Government Contracts, other than in the Ordinary Course of Business, and, to the Knowledge of the Company, there is no reasonable basis for any such audit or investigation, other than in the Ordinary Course of Business.

4.8 Financial Statements.

(a) The Company has made available to Parent true and complete copies of: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2018, and the audited consolidated statements of operations and comprehensive (loss) income, changes in convertible preferred stock and stockholders’ deficit and cash flows of the Company and its Subsidiaries for each of the years ended December 31, 2019 and December 31, 2018; (ii) the audited combined and consolidated balance sheets of F45 Aus Hold Co Pty Ltd. and its Subsidiaries as of December 31, 2018 and December 31, 2017, and the related audited combined and consolidated statements of operations and comprehensive income (loss), stockholders’ deficit, and cash flows for each of the years ended December 31, 2018 and December 31, 2017 (together with subsection (i) of this Section 4.8(a), the “Audited Financial Statements”); and (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2020, and statements of earnings (loss), comprehensive income (loss), equity and cash flows of the Company and its Subsidiaries for the three (3) month periods ended March 31, 2020 and March 31, 2019 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (w) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated results of earnings, income, changes in equity and cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the inclusion of limited footnotes); (x) were prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the inclusion of limited footnotes); (y) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries; and (z) in the case of the Audited Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board.

(b) The Company has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (iv) that accounts, notes and other receivables and inventory are recorded accurately. Other than as set forth on Schedule 4.8(b) of the Company Disclosure Letter, the Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (y) “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (z) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a role in the internal controls over financial reporting of the Company and its Subsidiaries.

(c) There are no outstanding loans or other extensions of credit made by any of the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

4.9 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP, except for liabilities: (a) provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) arising in the Ordinary Course of Business since March 31, 2020; (c) incurred since March 31, 2020 pursuant to or in connection with this Agreement or the Transactions; or (d) which would not reasonably be expected to be material to the Company and its Subsidiaries, as a whole.

4.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2019, each of the Group Companies has conducted its business in the Ordinary Course of Business and there has not been: (a) any Company Material Adverse Effect; (b) any purchase, redemption or other acquisition by the Company of any of the shares of Company Common Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such Company Common Stock or other securities; (c) any split, combination or reclassification of any of the shares of Company Common Stock; (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements; (e) any change in the auditors of the Company; (f) any issuance of shares of

Company Common Stock; (g) any revaluation by the Company of any of its assets, including any sale of assets of the Company other than with respect to (A) sales in the Ordinary Course of Business and (B) sales of assets of any of the Group Companies that are not reasonably required for use in the businesses of any of the Group Companies and that individually or in the aggregate are not material to the Group Companies taken as a whole; or (h) any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of Parent.

4.11 Litigation. Except as disclosed on Schedule 4.11 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to either (x) be material to the Group Companies, taken as a whole, or (y) materially impact or prohibit any Group Company’s ability to offer or sell Franchises or enter into Franchise Agreements immediately following the date hereof, except for any pending renewal filings, registration applications and amendments, and any amendment filings and changes to the Franchise Disclosure Documents that might be required to describe the Mergers, there is: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceeding, including by any Franchisee, against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (b) other than with respect to audits, examinations or investigations in the Ordinary Course of Business conducted by a Governmental Entity pursuant to a Government Contract, no pending or, to the Knowledge of the Company, threatened in writing, audit, examination or investigation by any Governmental Entity against any Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or threatened Legal Proceeding by any Group Company against any third party, including any Franchisee; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any Group Company; and (e) no Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

4.12 Employee Benefit Plans.

(a) Schedule 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan, excluding any employment or consulting agreement or offer letter that either: (i) is terminable by the Company at will; or (ii) provides for notice and/or garden leave obligations as required by Applicable Legal Requirements, in each case, so long as such agreement or offer letter does not provide for: (A) severance or similar obligations; (B) transaction bonuses or change in control payments; or (C) tax gross-ups; provided that a form of such excluded agreement or offer letter is listed.

(b) With respect to each Employee Benefit Plan, the Company has provided a true, correct and complete copy of the following documents, to the extent applicable: (i) all plan documents, including any related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) for the most recent plan years: (A) the IRS

Form 5500 and all schedules thereto; (B) audited financial statements; and (C) actuarial or other valuation reports; (iii) the most recent IRS determination letter or opinion letter, as applicable; (iv) any other documents which are required to be filed with any regulatory authority together with all other tax clearances and approvals necessary to obtain favorable tax treatment for the Employee Benefit Plans; (v) any non-routine correspondence with any Governmental Entity regarding any Employee Benefits Plan during the past three (3) years, and (vi) the most recent summary plan descriptions.

(c) Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all Applicable Legal Requirements. No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan.

(d) Each Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt. Nothing has occurred with respect to the operation of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification or exemption.

(e) No Group Company or any of its respective ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) None of the Employee Benefit Plans provide for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(g) With respect to any Employee Benefit Plan no actions, suits, claims (other than routine claims for benefits in the Ordinary Course of Business), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Benefit Plan with respect to the operation thereof. No event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Legal Requirements.

(h) All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued in all material respects.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(k) The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(l) Each Employee Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

(m) With respect to each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States, (i) all employer contributions to each such Employee Benefit Plan required by Applicable Legal Requirements or by the terms of such Employee Benefit Plan have been made with only immaterial exceptions; (ii) each such Employee Benefit Plan required to be registered has been registered and has been maintained in all material respects in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Employee Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing; and (iii) each such Employee Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance in all material respects with all Applicable Legal Requirements. Each Employee Benefit Plan subject to the laws of any jurisdiction outside the United States which provides retirement benefits is a defined contribution plan.

(n) To the extent required, each Group Company has: (i) complied in all material respects with all applicable obligations for each of its employees with respect to superannuation; and (ii) made all superannuation contributions as required to avoid any liability for a superannuation guarantee charge under the Superannuation Guarantee (Administration) Act 1992 (Cth).

(o) There are no material: (i) outstanding payments or unpaid contributions by any Group Company or any employee of a Group Company with respect to superannuation; or (ii) outstanding payments or benefits due to an employee or former employee of a Group Company.

(p) The only superannuation funds: (i) in operation in relation to the employees of a Group Company; and (ii) to which the Group Company contributes or is required to contribute in respect of employees of a Group Company, in the case of each of clause (i) and (ii), are externally operated public-offer funds.

(q) Each Group Company has complied in all material respects with all applicable requirements of the Superannuation Guarantee (Administration) Act 1992 (Cth) concerning choice of fund.

4.13 Labor Matters.

(a) Except as disclosed on Schedule 4.13(a) of the Company Disclosure Letter, no Group Company is a party to or bound by any labor agreement, collective bargaining agreement or other labor Contract applicable to persons employed by any Group Company. No employees of the Group Companies are represented by any labor union, labor organization, or works council with respect to their employment with the Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened within the last three (3) years. Since January 1, 2017, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened by any labor organization, works council or group of employees.

(b) Since January 1, 2017, there have been no material grievances, unfair labor practice charges or other labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Group Companies involving any employee of the Group Companies. Except as set forth on Schedule 4.13(b) of the Company Disclosure Letter, there are no material charges, grievances or complaints, in each case related to alleged unfair labor practices, pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization. There are no continuing obligations of the Group Companies pursuant to the resolution of any such proceeding that is no longer pending.

(c) Since January 1, 2017, no Group Company has been party to any pending or, to the Knowledge of the Company, threatened material Legal Proceeding by any Franchisee, any employee or other worker of a Franchisee, or third-party or Governmental Entity or other Person, alleging that any member of any Group Company is or may be in a joint-employment, co-employment, or similar relationship, or subject to joint employment liability, with any of its Franchisee. No Group Company has issued policies relating to, or otherwise exercised control over (other than pursuant to the terms of its Franchise Agreements), any Franchisee’s relationship with its employees, including hiring, firing, disciplining, compensation, benefits, supervision, and scheduling. Each Group Company has properly classified each Franchisee as an independent contractor and not an employee under Applicable Legal Requirements. To the Knowledge of the Company, no written allegation has been made since January 1, 2017 that any Franchisee or any of a Franchisee’s employees have been or are employees of any Group Company or improperly classified as independent contractors in accordance with Applicable Legal Requirements.

(d) As of the date hereof, none of the Company’s officers or key employees has given written notice to the Company of any intent to terminate his or her employment with the Company. The Group Companies are in compliance in all material respects and, to the Knowledge of the Company, each of their employees and consultants are in compliance in all material respects, with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals.

(e) None of the Group Companies is party to a settlement agreement with a current or former officer, employee or independent contractor of any Group Company that involves allegations relating to sexual harassment by either (i) an officer of any Group Company or (ii) an employee of any Group Company at the level of Vice President or above. During the past four (4) years, no allegations of sexual harassment or sexual misconduct have been made against (i) any officer or director of any Group Company or (ii) an employee of any Group Company.

(f) Except as set forth on Schedule 4.13(f) of the Company Disclosure Letter, there are no material complaints, charges, proceeding, investigation or claims against the Group Companies pending or, to Knowledge of the Company, threatened that could be brought or filed, with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any Group Company, of any individual. Each Group Company is in material compliance with all Applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, the Worker Adjustment and Retraining Notification Act (“WARN”), and any similar foreign, state or local “mass layoff” or “plant closing” laws, collective bargaining, immigration or benefits, labor relations, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

(g) There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any Group Company within the six (6) months prior to the Closing.

(h) The Group Companies are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(i) No Group Company is liable for any arrears of wages or penalties. All amounts that the Group Companies are legally required to withhold from their employees’ wages and to pay to any Governmental Entity as required by Applicable Legal Requirements have been withheld and paid, and the Group Companies do not have any outstanding obligations to make any such withholding or payment, other than with respect to an open payroll period or as would not result in material liability to the Group Companies, taken as whole. There are no pending, or to the Knowledge of the Company, threatened in writing Legal Proceedings against any Group Company by any employee in connection with such employee’s employment or termination of employment by such Group Company.

(j) No employee or former employee of the Group Companies is owed any wages, material benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under Applicable Legal Requirements, are payable in the future, such as but not limited to accrued vacation, commission payments, recreation leave and severance pay).

(k) The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement, or any other labor-related agreement to which the Group Companies are a party or bound. The Group Companies have satisfied any material pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization, or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the Transactions.

(l) Each Group Company has complied in all material respects with all of its obligations in relation to its current and former employees in accordance with any Applicable Legal Requirements, awards, orders, employment agreements, enterprise agreements and other collective or individual industrial agreements and codes of practice and conduct in relation to any employees, trade unions or industrial organisations (including obligations in relation to leave, occupational health and safety, redundancy and termination benefits and procedure, equal opportunity, anti-discrimination, tax, record keeping, superannuation, workers’ compensation and industrial laws).

(m) No Group Company has accessed any assistance from the Australian government in relation to the COVID-19 pandemic that may be available to a Group Company (including the Australian government’s “JobKeeper” program) in respect of any of its employees.

(n) No employee or contractor of any of the Group Companies has made a material workers’ compensation claim that remains unresolved and each Group Company (where required): (i) has workers’ compensation insurance in place; and (ii) has paid its workers’ compensation insurance premiums up to date. No relevant Group Company: (A) has been subject to a material workplace safety regulator audit or inspection in the last three years; and (B) has, in the three years preceding the date of this Agreement, received an improvement notice or prohibition notice from a workplace safety regulator in respect of occupational health and safety.

(o) All employees and contractors and their personnel who perform work for any Group Company are, to the Knowledge of the Company, entitled to work in the jurisdiction in which they perform their services.

(p) Each Group Company has complied in all material respects with its obligations under any income tax, payroll tax, workers’ compensation, wage and hour and, as applicable, superannuation laws, in Australia and the United States in respect of its employees and contractors engaged in the business carried on by such Group Company.

4.14 Real Property; Tangible Property.

(a) The Group Companies do not own any real property.

(b) Each Group Company has a valid, binding and enforceable leasehold interest for each of the real properties for which it is a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to Parent true, correct and complete copies of all material Company Real Property Leases. No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. To the Knowledge of the Company, (i) there are no pending condemnation proceedings with respect to any of the Company Leased Properties, and (ii) the current use of the Company Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Group Company has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. Except as set forth on Schedule 4.14(b)(i) of the Company Disclosure Letter and except as permitted after the occurrence of an event of default thereunder or as otherwise set forth in the applicable Company Real Property Leases, no party has the right to terminate any of the Company Real Property Leases. Schedule 4.14(b)(ii) of the Company Disclosure Letter contains a true and correct list of all Company Real Property Leases. Other than the rights of lessors under the Company Real Property Leases, no Person other than the Group Companies has the right to use the Company Leased Properties.

(c) Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any Company Real Property Lease; and (iii) the Liens specifically identified on the Schedule 4.14(b)(iii) of the Company Disclosure Letter. The tangible assets (together with the Intellectual Property rights and contractual rights)

of the Group Companies: (A) constitute all of the assets, rights and properties that are currently being used for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put, in each case of clauses (A) and (B) except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

4.15 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of each Group Company (whether or not shown on any Tax Return) have been fully and timely paid.

(b) Each of the Group Companies has complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company’s Knowledge is there any) against any Group Company which has not been paid or resolved.

(d) No material Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any (nor to the Company’s Knowledge is there any) request or threat for such an audit or other examination.

(e) There are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) No Group Company has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Company’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the Ordinary Course of Business.

(g) No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the Ordinary Course of Business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the Ordinary Course of Business and the principal purpose of which is not related to Taxes); or (iii) has, within the last three (3) years, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is any Group Company.

(h) No Group Company: (i) has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than pursuant to automatic extensions of time to file Tax Returns obtained in the Ordinary Course of Business), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i) No Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization for income Tax purposes, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it was required to file material income Tax Returns and did not file such Tax Returns.

(j) Each Group Company has paid all material sales, use, value added or any similar transfer Taxes in jurisdictions where it is required by law to pay such Taxes and has filed with the appropriate Governmental Entity all material Tax Returns required to be filed by it in respect of such Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(k) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the Ordinary Course of Business since the date of the most recent balance sheet included in the Financial Statements; (iv) to the Company’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Legal Requirements); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements; or (vi) an election under Section 108(i) of the Code.

(m) No Group Company has been or will be required to include any amount in income after the Closing by reason of Section 965(a) of the Code, or has made an election described in Section 965(h) of the Code.

(n) Within the last three (3) years, no claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(o) To the Company’s Knowledge, the Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p) The Company has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

4.16 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole:

(i) The Group Companies are and, for the past four (4) years, have been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with any Order which a Group Company is subject to which arises under or is related to Environmental Laws;

(ii) (A) The Group Companies possess all governmental permits, approvals, authorizations, consents, licenses or certificates required by all applicable Environmental Laws (collectively, “Environmental Permits”); (B) all such Environmental Permits are valid and in full force and effect; and (C) no Group Company is in default, and, to the Knowledge of Company, no environmental condition exists at the Company Leased Properties that with lapse of time would constitute a default, under such Environmental Permits;

(iii) Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened (in writing) complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws. To the Knowledge of the Company, no Hazardous Substances currently exist at the Company Leased Properties that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws; and

(iv) No portion of any property currently or, to the Knowledge of the Company, formerly owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated Environmental Permits, and no Group Company has released Hazardous Substances into the environment (including soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) in a manner or in quantities that would result in a violation of or give rise to a liability of any Group Company under Environmental Laws at any currently or formerly owned, used, leased or operated property or facility of any Group Company.

(b) The Group Companies have made available to Parent copies of all material environmental assessments, studies, audits, analyses or reports relating to Company Leased Properties or the Group Companies and copies of all material, non-privileged documents relating to any material and outstanding liabilities of any of the Group Companies under Environmental Law to the extent such are in the possession, custody, or reasonable control of the Group Companies.

4.17 Brokers; Third-Party Expenses. The Group Companies have not incurred, nor will any of them incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

4.18 Intellectual Property.

(a) Schedule 4.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all of the following that are material Intellectual Property used in any of the businesses of the Group Companies and owned by the Group Companies: (i) registered Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights (the Intellectual Property referred to in clauses (i) through (iii), collectively, the “Company Registered Intellectual Property”); (iv) Internet domain names; (v) unregistered Trademarks (for which there are no pending applications) that are material to any of the businesses of the Group Companies; and (vi) social media accounts. All of the Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company and excepting any pending applications included therein, valid and enforceable.

(b) One of the Group Companies is the sole and exclusive owner of all right, title and interest in and to all material Owned Intellectual Property and has a license, sublicense or otherwise possesses legally enforceable rights, to use all other Intellectual Property used in the conduct of the business of the Group Companies as presently conducted and as contemplated to be conducted, free and clear of all Liens (other than Permitted Liens); provided that the foregoing representation and warranty does not constitute a representation and warranty of non-infringement by any Group Company. The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound License and all applicable license agreements to which such Group Company is a party include all of the material Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted; provided that the foregoing representation and warranty does not constitute a representation and warranty of non-infringement by any Group Company.

(c) To the Knowledge of the Company, the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated and is not infringing, misappropriating or otherwise violating any Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any of the Owned Intellectual Property and no such claims have been made in writing against any third party by any of the Group Companies in the three (3) years prior to the date of this Agreement.

(d) There is no action pending or, to the Knowledge of the Company, threatened, against any of the Group Companies, and no Group Company has received in the three (3) years prior to the date of this Agreement any written notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any Group Company is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property. None of the material Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that materially adversely restricts the use, transfer or registration of, or materially adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(e) To the Knowledge of the Company, no past or present director, officer or employee of any Group Company owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of its past and present directors, officers, employees, consultants and independent contractors of any of the Group Companies who are engaged in creating or developing for such Group Company any material Owned Intellectual Property in the course of such Person’s employment or retention thereby has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all confidential information of such Group Company in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby. There has been and, to the Knowledge of the Company, is currently no breach by any such Person with respect to material Intellectual Property under any such agreement.

(f) Each of the Group Companies has taken reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property. No Trade Secret that is material to the business of the Group Companies, or any Trade Secret of any third party received subject to confidentiality obligations, has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Group Companies’ past or present employees or any other Person, other than subject to an agreement restricting the disclosure and use of such Trade Secret.

(g) No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Owned Intellectual Property.

(h) A Group Company owns or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems, databases, websites and equipment necessary for each Group Company to process, store, maintain and operate data, information and functions that are material to the business of the Group Companies (collectively, the “Company IT Systems”). The Company IT Systems are adequate in all material respects for the operation of the business of the Group Companies as currently conducted. In the last three (3) years, there have been no material failures, breakdowns, continued substandard performance or other adverse events adversely affecting any such Company IT Systems that have caused a disruption or interruption in or to the business of the Group Companies in any material respect. To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effect that materially disrupt or adversely affect the functionality of the Company IT Systems or enable any Person to access without authorization any Company IT Systems.

(i) No source code for any Software currently used in the business of the Group Companies that is included in the Owned Intellectual Property (“Group Company Software”) has been delivered, licensed or made available to any escrow agent or other Person. None of the Group Companies has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Group Company Software to any escrow agent or other Person and no event has occurred and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Group Company Software to any other Person.

(j) None of the Group Companies has incorporated or used any Open Source Code in or with any material Software distributed by any of the Group Companies in a manner that requires the contribution or disclosure to any third party of any material portion of the source code of any Group Company Software or that would otherwise diminish or transfer the rights of ownership in any material Intellectual Property of any of the Group Companies to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant Open Source Licenses used in the business of the Group Companies.

(k) The execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not, on the part of the Group Companies: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any material Owned Intellectual Property or material Licensed Intellectual Property; (ii) result in or require under any Contract to which any of the Group Companies is a party, the grant, assignment or transfer to any other Person (other than Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates) of any license or other right or interest under, to or in any material Owned Intellectual Property or any of the Intellectual Property of Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates; or (iii) cause a material loss or impairment of any material Owned Intellectual Property or material Licensed Intellectual Property.

4.19 Privacy.

(a) Each of the Group Companies and any Person acting for or on behalf of any of the Group Companies have for the past three (3) years (in the case of any such Person, during the time such Person was acting for or on behalf of such Group Company) complied in all material respects, as applicable to such Group Company, with: (i) all applicable Privacy Laws; (ii) all of the applicable Group Company’s policies and notices regarding Personal Data; and (iii) all of such Group Company’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) (collectively, “Processing”) of Personal Data. None of the Group Companies have received in the three (3) years prior to the date of this Agreement any written notice of any claims (including written notice from third parties acting on its or their behalves), of or been charged with, the violation of, any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Data. None of the Group Companies is in material violation of its privacy policies or notices or contractual obligations with respect to Processing Personal Data.

(b) Each of the Group Companies has, in the past three (3) years, as applicable: (i) implemented and maintained reasonable technical, physical and administrative safeguards, procedures and practices, which safeguards, procedures and practices are consistent with practices in the industry in which the applicable Group Company operates and are appropriate to the nature of the information, to protect Personal Data and other confidential information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure; (ii) entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who Process, store or otherwise handle Personal Data for or on behalf of the applicable Group Company that obligate such Persons to comply with applicable Privacy Laws and to take reasonable steps to protect and secure Personal Data from loss, theft, misuse or unauthorized access; and (iii) to the Knowledge of the Company, any third party who has provided Personal Data to any of the Group Companies has done so in compliance with Privacy Laws applicable to it, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) In the last three (3) years, there have been no breaches, security incidents or misuse of or, to the Knowledge of the Company, unauthorized access to any material Company IT Systems or Personal Data in the control of any of the Group Companies or, to the Knowledge of the Company, collected, used or processed by a third party on behalf of the Group Companies, and none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with any breaches, security incidents, misuse of or unauthorized access to any material Company IT Systems or Personal Data. Each of the Group Companies has implemented reasonable disaster recovery and business continuity plans, and taken actions materially consistent with such plans, to the extent required, to safeguard the data and Personal Data in its possession or control. Each of the applicable Group Companies has conducted commercially reasonable privacy and data security testing or audits at reasonable intervals and have resolved or remediated any material privacy or data security issues or vulnerabilities identified.

4.20 Agreements, Contracts and Commitments.

(a) Schedule 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean:

(i) any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $500,000 per annum, excluding Franchise Agreements;

(ii) any currently effective Franchise Agreement with any Franchisee that owns 10 or more Franchises;

(iii) any Contract between a Group Company and one of the top 10 suppliers of the Group Companies’ operations (the “Material Suppliers”) as determined by dollar volume of payments and considering the Group Companies as a whole during the 12-month period prior to the date of this Agreement;

(iv) any Contract providing for a material promotional arrangement or a material arrangement with any influencer;

(v) any material Contract with any college or other academic institution;

(vi) any material Government Contract;

(vii) any Contract (other than any Franchise Agreement) that purports to limit (A) the localities in which the Group Companies’ businesses are conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, in each case, in any manner that is material to the Group Companies, taken as a whole, including any non-compete agreements or agreements limiting the ability of any of the Group Companies to solicit customers or employees, in a manner that is material to the Group Companies, taken as a whole;

(viii) any Contract that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay” or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(ix) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(x) any Contract for or relating to any borrowing of money by or from the Company, including the Existing Credit Agreement;

(xi) any employment, consulting (with respect to an individual, independent contractor) or management Contract providing for annual payments in excess of $200,000, excluding any such employment, consulting, or management Contract that either: (A) is terminable by the Company at will; or (B) provides for notice and/or garden leave obligations as required by Applicable Legal Requirements, in each case, so long as such Contract does not provide for: (1) severance or similar obligations; (2) transaction bonuses or change in control payments; or (3) tax gross-ups;

(xii) any Contract (other than any Franchise Agreement): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Company; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies (in the case of clauses (A) and (B), other than Contracts for the purchase or sale of inventory, fitness studio equipment or supplies entered into in the Ordinary Course of Business);

(xiii) any Contract that includes an obligation to register any Company Common Stock or other securities of any Group Company with any Governmental Entity (other than requirements of foreign Applicable Legal Requirements in the Ordinary Course of Business related to the recording with an applicable Governmental Entity of the ownership of non-U.S. Group Companies);

(xiv) any Contracts for: (A) the sale of any of the business, properties or assets of any Group Company in an amount in excess of $50,000; or (B) the acquisition by any Group Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (in the case of clauses (A) and (B), other than Contracts for the purchase or sale of inventory, fitness studio equipment or supplies entered into in the Ordinary Course of Business);

(xv) any Contract that includes an obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(xvi) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(xvii) any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the Ordinary Course of Business); and

(xviii) any Contract under which any of the Group Companies: (A) licenses Intellectual Property from any third party (other than licenses for Software entered into in the Ordinary Course of Business that are (x) subject to a total license fee of less than $300,000 per year or $600,000 in the aggregate and (y) in the nature of “shrink-wrap” or “click-wrap” license agreements for off-the-shelf Software that has not been materially modified with respect to Intellectual Property (“Inbound License”)); (B) licenses Intellectual Property to any third party (excluding any Franchise Agreement); (C) is developing or has developed any material Intellectual Property, itself or through a third party; (D) has acquired from or transferred to any third party any material patents or other material Intellectual Property; or (E) otherwise permits or agrees to permit any other Person to use, obtain, enforce or register any material Owned Intellectual Property, including any coexistence agreements or covenants not to sue (excluding any Franchise Agreement).

(b) Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Company Material Contracts have been made available to Parent.

(c) Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Material Contract, and no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to be material to the Group Companies, taken as a whole. To the Knowledge of the Company, (i) there is no basis for any claim by any Franchisee for rescission of any Franchise Agreement, (ii) no Franchisee is entitled to any set-off or reduction in any payment required under any Franchise Agreement and (iii) the Transactions will not require the approval or consent of any Franchisee.

4.21 Franchise Matters.

(a) Except as set forth in Schedule 4.21(a) of the Company Disclosure Letter, no Group Company has received any written notice, nor, to the Knowledge of the Company, has any reason to believe, based upon oral or written communications from its current Franchisees, that any Franchisee intends to terminate, its Franchise Agreement or to otherwise terminate or materially reduce its relationship with the Group Companies other than, in each case, with respect to any scheduled expiration or termination date expressly set forth in such Franchise Agreement.

(b) The Franchise System is the only franchise system that the Group Companies have operated. No Group Company has offered or sold or otherwise granted rights to any Person conferring upon that Person area development, multi-unit development, area representative, master franchise, sub-franchise or other multi-unit or multilevel rights with respect to the “F45 Training” brand. The Franchise System has been operated by the Group Companies at all times since inception.

(c) Each Franchise Agreement is similar in all material respects to the form of Franchise Agreement contained in the Franchise Disclosure Document (if applicable) for that particular jurisdiction that was issued to the applicable Franchisee, except for any negotiated changes that the parties to such agreements may have agreed to. There are no oral modifications of any Franchise Agreement or oral agreements between any Franchisee and any Group Company relating to matters pertaining to material obligations of such Franchisee thereunder.

(d) Except as set forth in Schedule 4.21(d) of the Company Disclosure Letter, none of the Franchise Agreements contains any grant of exclusive rights to a territory designated therein, or other exclusive right, which in either case conflicts with any grant of exclusive rights to a territory or other exclusive right granted under any other Franchise Agreement.

(e) Since January 1, 2017, each Group Company has been at all times in compliance in all material respects with all applicable Franchise Laws in connection with the solicitation, offer, grant or sale of Franchises, relationships with Franchisees, the operation of the Franchise System and the termination, non-renewal and transfer of Franchises and, to the Knowledge of the Company, no current or former Franchisee or any Governmental Entity has alleged that any Group Company has failed to comply in all material respects with any applicable Franchise Laws during its operation of the Franchise System.

(f) All Franchise Disclosure Documents that any Group Company has used to offer or sell Franchises at any time since January 1, 2017 or that are currently in effect were prepared and delivered to prospective Franchisees in compliance in all material respects with Franchise Laws at the time they were furnished to prospective Franchisees and throughout the period preceding the execution and delivery of a Franchise Agreement. The information in the Franchise Disclosure Documents at the time they were used by a Group Company in connection with the solicitation, offer, grant or sale of Franchises was true and complete in all material respects and did not contain any untrue or misleading statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and included all information required by all applicable Franchise Laws. The Franchise Disclosure Documents have been amended or supplemented from time to time as required by applicable Franchise Law and such amendments and supplements were timely and properly furnished to each applicable Governmental Entity and Franchisees or prospective Franchisees as required by applicable Franchise Law.

(g) A true and correct copy of all Franchise Disclosure Documents used by any Group Company since January 1, 2017 has been delivered to Parent. Since the date of the most recent Franchise Disclosure Documents used by any Group Company, other than the transactions contemplated by this Agreement, there has been no material change in the business, financial condition, or affairs of the Group Companies, the Franchise System, or, to the Knowledge of the Company, the Franchisees that would, taken as a whole, require an amendment or supplement to such Franchise Disclosure Documents prior to the date hereof.

(h) Each Franchisee who left the Franchise System since January 1, 2017 has executed agreements with a Group Company which released the Company and its Subsidiaries and Affiliates from any and all liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) and claims that such Franchisee had, has or may have against the Company and its Affiliates which relate in any way to the Franchisee’s Franchise Agreement.

(i) Since January 1, 2017, all rebates, allowances, discounts or other payments or remunerations received by any Group Company from vendors, suppliers or other third parties, on account of any Franchisee’s direct or indirect purchases from those vendors, suppliers or third parties, have been received, administered, disclosed and spent in accordance with the operation manuals utilized by the Franchise System, all Franchise Laws, the Franchise Disclosure Documents delivered to such Franchisees, the applicable Franchise Agreement, and other applicable Contracts associated with the Franchise System, in each case, in all material respects. Except as set forth in the Franchise Agreements, there are no material restrictions on any Group Company’s use of any such rebates, allowances, discounts or other payments or remuneration for any purpose.

(j) Prior to the Closing Date, the Group Companies have at all times collected, maintained, administered, managed, directed, spent and utilized all advertising and marketing funds (including any advertising cooperative funds) contributed by or received from Franchisees in compliance with the Franchise Agreements and applicable Franchise Law. No Franchisee has delivered to the Company a written claim of any Group Company’s breach of any Franchise Agreements with respect to such advertising or marketing funds and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such a claim of breach of any Franchise Agreement.

(k) No Group Company is (i) a guarantor or party to an agreement pursuant to which any Group Company is directly or contingently liable (as a co-signor or otherwise) for any obligation of any Franchisee, (ii) a lessor or sublessor of any real or personal property to any Franchisee, or (iii) a party to any financing arrangement with any Franchisee.

(l) No Group Company has engaged or hired an agent, broker, third party, Franchisee or licensee to provide material services, assistance or support to any Franchisee or to identify, offer or sell to potential Franchisees other than in connection with negotiations with vendors on behalf of the Company or its Subsidiaries.

(m) To the Knowledge of the Company, no franchise association or other organization is acting as a representative of any group of two or more Franchisees. Any franchise council or advisory group presently in place (whether independently formed or sponsored by the Company or its Subsidiaries) is purely advisory in nature. No Group Company has granted any enforceable right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchise Agreement.

4.22 Insurance. Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) covering all material insurable risks in respect of its business and assets, the Insurance Policies are in full force and effect, all material premiums due to date thereunder have been paid in full, and no Group Company is in default with respect to any other material obligations thereunder. The coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Material Contracts, and, to the Knowledge of the Company, there have been no material claims or events with respect to the business of the Group Companies that would be covered under a usual or customary insurance policy but for which coverage was not purchased by the Group Companies. No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies. There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which (i) coverage has been denied or disputed by the applicable insurance carrier or (ii) that is being handled subject to a reservation of rights notice. As of the date hereof, no Group Company has received written notice of any outstanding requirements under any existing Insurance Policy for risk improvements that are reasonably likely to give rise to a material capital expenditure after the Closing. To the Knowledge of the Company, all incidents which would reasonably be expected to result in a material claim after the Closing have been notified to the relevant insurers under the Insurance Policies.

4.23 Interested Party Transactions. No (a) employee, officer or director of any Group Company, (b) Company Stockholder or holder of securities or derivative securities of any Group Company or (c) a member of any of the respective immediate families of any of the foregoing is indebted to any Group Company for borrowed money, nor are any of the Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies; and (iii) for other employee benefits made generally available to all employees. To the Knowledge of the Company, no officer, director, employee, Company Stockholder or holder of securities or derivative securities of the Group Companies (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with any of the Group Companies (other than such Contracts relate to any such Person’s ownership of Company Common Stock or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies).

4.24 Information Supplied. The information relating to the Group Companies supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Class A Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent, First Merger Sub or Second Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Parent SEC Reports; or (b) any projections or forecasts included in the Proxy Statement.

4.25 Indebtedness. Schedule 4.25 of the Company Disclosure Letter sets forth the (a) outstanding principal amount of all of the Borrowed Indebtedness, as of the date hereof, of the Group Companies and (b) amount of all of the outstanding Indebtedness, as of the date hereof, of the Group Companies, other than Borrowed Indebtedness.

4.26 Anti-Bribery; Anti-Corruption. None of the Group Companies or, to the Knowledge of any of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit has, within the past five (5) years, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any applicable Anti-Corruption Laws. None of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit (i) is or has been within the past five (5) years the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received within the past five (5) years any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. The Group Companies have had and maintained within the past five (5) years a system or systems of internal controls reasonably designed to (x) ensure compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.

4.27 Customs & International Trade; Sanctions.

(a) During the past five (5) years, the Group Companies and, to the Knowledge of the Company, the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in material compliance with all applicable Customs & International Trade Laws. Without limiting the foregoing, during the past five (5) years to the Knowledge of the Company, (a) the Group Companies and the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (b) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of the Group Companies or any of their respective directors, officers, employees, Affiliates, or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (c) there have been no actual or threatened claims, investigations or requests for information by a Governmental Entity with respect to the Group Companies’ or any of their respective Affiliates’ Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and no disclosures made to any Governmental Entity regarding any violation of the Customs & International Trade Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does or has done business.

(b) None of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, is a Sanctioned Person. During the past five (5) years, to the Knowledge of the Company, (a) the Group Companies and the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in compliance with Sanctions, (b) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers, employees, Affiliates, or any other Persons acting on their behalf in connection with any actual or alleged violation of any Sanctions, and (c) there have been no actual or threatened claims, investigations or requests for information by a Governmental Entity with respect to the Group Companies’ or any of their respective Affiliates’ compliance with Sanctions and no disclosures have been made to any Governmental Entity regarding any actual or potential noncompliance with Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with Sanctions in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does or has done business.

4.28 Suppliers. Since January 1, 2017, no Group Company has received any written or, to the Knowledge of the Company, oral notice that any Group Company is in material breach of or material default under any Contract with any Material Supplier or that any such Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

4.29 Product Liabilities and Recalls. Since January 1, 2017, (i) each product and service offering manufactured, sold or provided to Franchisees by any of the Group Companies has been manufactured or sold in material conformity with all contractual commitments and all standard warranties, in each case, to the extent applicable; (ii) the Group Companies have not incurred any material obligations for replacement or repair of any of their products or service offerings or other damages in connection therewith; (iii) there are no existing or, to the Knowledge of the Company, threatened, material product warranty, product liability or product recall or similar claims involving any of the products of the Group Companies or any products supplied by any of the Group Companies to its Franchisees; (iv) there have been no material product recalls of any of the products provided by any of the Group Companies to its Franchisees or otherwise; and (iv) the Group Companies have not been denied product liability insurance coverage by a third-party insurance provider.

4.30 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V, THE OTHER TRANSACTION AGREEMENTS AND THE FORWARD PURCHASE AGREEMENT (COLLECTIVELY, THE “SPECIFIED REPRESENTATIONS”), NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB, SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, SPONSOR OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS IN CONNECTION WITH THE TRANSACTIONS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB, SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR

REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, ANY COMPANY STOCKHOLDER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS OTHER THAN AS EXPRESSLY MADE BY PARENT, FIRST MERGER SUB AND SECOND MERGER SUB TO THE COMPANY IN THE SPECIFIED REPRESENTATIONS; AND (B) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB, SPONSOR NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, ANY COMPANY STOCKHOLDER, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR SPONSOR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, SPONSOR OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITIONS, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS THAT IS NOT EXPRESSLY SET FORTH IN THE SPECIFIED REPRESENTATIONS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB AND THE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITIONS, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF EACH OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB, AND SECOND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THE SPECIFIED REPRESENTATIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.30, CLAIMS AGAINST PARENT, FIRST MERGER SUB, SECOND MERGER SUB, SPONSOR OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE SPECIFIED REPRESENTATIONS BY SUCH PERSON. THE COMPANY HEREBY ACKNOWLEDGES THAT NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR SPONSOR MAKES ANY REPRESENTATION, WARRANTY OR COVENANT WITH RESPECT TO (X) STATEMENTS MADE OR INCORPORATED BY REFERENCE IN ANY PARENT SEC REPORTS OR ADDITIONAL PARENT SEC REPORTS BASED ON INFORMATION SUPPLIED BY THE GROUP COMPANIES FOR INCLUSION OR INCORPORATION BY REFERENCE IN THE PROXY STATEMENT, OR (Y) ANY PROJECTIONS OR FORECASTS INCLUDED IN THE PROXY STATEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by Parent, First Merger Sub and Second Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (ii) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

5.1 Organization and Qualification.

(a) Each of Parent, First Merger Sub and Second Merger Sub is a company duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware, and as of immediately prior to the Closing, will be a company duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Each of Parent, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

(c) None of Parent, First Merger Sub or Second Merger Sub are in violation of any of the provisions of their respective Governing Documents.

(d) Each of Parent, First Merger Sub and Second Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent, First Merger Sub and Second Merger Sub are so qualified or licensed is listed on Schedule 5.1(d) of the Parent Disclosure Letter.

5.2 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than First Merger Sub and Second Merger Sub. Neither First Merger Sub nor Second Merger Sub has any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. First Merger Sub and Second Merger Sub are entities that have been formed solely for the purpose of engaging in the Transactions.

5.3 Capitalization.

(a) As of the date of this Agreement: (i) 5,000,000 shares of undesignated preferred stock, par value $0.0001 per share, of Parent (“Parent Preferred Stock”) are authorized and none are issued and outstanding; (ii) 500,000,000 Class A common shares of Parent, par value $0.0001 per share (“Parent Class A Stock”), are authorized and 25,000,000 are issued and outstanding; (iii) 25,000,000 Class F common shares of Parent, par value $0.0001 per share (“Parent Class F Stock” and, together with the Parent Preferred Stock and the Parent Class A Stock, the “Parent Shares”), are authorized and 6,250,000 are issued and outstanding, and upon the closing of the transactions contemplated by the Forward Purchase Agreement, Parent has committed to issue an additional 5,000,000 shares of Parent Class A Stock and 1,666,667 warrants to purchase one share of Parent Class A Stock to Crescent; (iv) 7,000,000 warrants to purchase one share of Parent Class A Stock (the “Private Placement Warrants”) are outstanding; and (v) 12,500,000 warrants to purchase one share of Parent Class A Stock (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Stock, Parent Class F Stock, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The Parent Warrants have been validly issued, and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b) The authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “First Merger Sub Common Stock”). As of the date hereof, 1,000 shares of First Merger Sub Common Stock are issued and outstanding. All outstanding shares of First Merger Sub Common Stock (i) have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, and (ii) are owned by Parent, free and clear of all Liens (other than Permitted Liens).

(c) As of the date hereof, all outstanding membership interests of Second Merger Sub (i) have been duly authorized, validly issued and are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, and (ii) are owned by Parent, free and clear of all Liens (other than Permitted Liens).

(d) Except for the Parent Warrants, the Forward Purchase Agreement and the right of the Sponsor or certain of the Company’s officers and directors to convert up to $1,500,000 of any working capital loans they may make into warrants to purchase one share of Parent Class A Stock (which such right has been waived pursuant to the Sponsor Support Agreement), there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent, First Merger Sub or Second Merger Sub is a party or by which any of them is bound obligating Parent, First Merger Sub or Second Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests or other interest or participation in Parent, First Merger Sub or Second Merger Sub.

(e) Each Parent Share, share of First Merger Sub Common Stock and Second Merger Sub membership interests and Parent Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Governing Documents of Parent, First Merger Sub or Second Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, the Governing Documents of Parent, First Merger Sub or Second Merger Sub, as applicable or any Contract to which any of Parent, First Merger Sub or Second Merger Sub is a party or otherwise bound by.

(f) All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens).

(g) Subject to approval of the Parent Stockholder Matters, the shares of Parent Common Stock to be issued by Parent in connection with the Transactions and the Forward Purchase Transaction, in each case, solely with respect to shares to be issued at the Closing, upon issuance in accordance with the terms of this Agreement (i) will be duly authorized, validly issued, fully paid and non-assessable, (ii) will be issued in compliance with all Applicable Legal Requirements, (iii) will not be issued in violation of any options, warrants, calls, rights (including preemptive rights), the Governing Documents of Parent or commitments or agreements to which Parent is a party or by which it is bound, and (iv) will not be subject to any preemptive rights of any other stockholder of Parent or restrictions on transfer (other than applicable federal or state securities or “blue sky” laws and any restrictions on transfer set forth in the A&R Registration Rights Agreement, the Parent A&R Charter and the Forward Purchase Agreement) and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than applicable federal or state securities or “blue sky” laws and any restrictions on transfer set forth in the A&R Registration Rights Agreement, the Parent A&R Charter and the Forward Purchase Agreement). There are no securities or instruments issued by or to which Parent is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the transactions contemplated by the Forward Purchase Agreement, in each case, that have not been or will be waived on or prior to the Closing Date.

(h) Each holder of any of the Parent Shares initially issued to the Sponsor in connection with Parent’s initial public offering: (i) is obligated to vote all of such Parent Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such holder’s Parent Shares pursuant to the Parent Organizational Documents.

(i) Except as set forth in the Parent Organizational Documents or the Current Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

(j) The holders of the Parent Class F Stock have waived any adjustment to the Initial Conversion Ratio (as defined in the Parent Charter).

5.4 Authority Relative to this Agreement. Each of Parent, First Merger Sub and Second Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent, First Merger Sub and Second Merger Sub of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent, First Merger Sub and Second Merger Sub, and no other proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent, First Merger Sub and Second Merger Sub (as applicable), enforceable against Parent, First Merger Sub and Second Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.5 No Conflict; Required Filings and Consents.

(a) Subject to the approval by the stockholders of Parent of the Parent Stockholder Matters, neither the execution, delivery nor performance by Parent, First Merger Sub and Second Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor the consummation of the Transactions shall: (i) conflict with or violate their respective Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.5(b) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Contracts, except, with respect to clause (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificates of Merger in accordance with the DGCL and DLLCA, as applicable; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act, any filings required pursuant to antitrust laws and the expiration of the required waiting periods thereunder; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to Parent or reasonably be expected to prevent or materially delay or materially impair the consummation of the Transactions or the ability of Parent to perform its obligations under this Agreement or the other Transaction Agreements.

5.6 Compliance; Approvals. Since its incorporation or organization, as applicable, each of Parent, First Merger Sub and Second Merger Sub has complied in all material respects with and has not been in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written, or to the Knowledge of Parent, oral notice of non-compliance with any Applicable Legal Requirements has been received by any of Parent, First Merger Sub or Second Merger Sub. Each of Parent, First Merger Sub and Second Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole. Each Approval held by Parent, First Merger Sub and Second Merger Sub is valid, binding and in full force and effect. None of Parent, First Merger Sub or Second Merger Sub: (a) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval.

5.7 Parent SEC Reports and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-

Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(b) The financial statements and notes of Parent contained or incorporated by reference in the Parent SEC Reports fairly present in all material respects, and the financial statements and notes of Parent to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) U.S. GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by U.S. GAAP to be included in the consolidated financial statements of Parent.

5.8 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2019, there has not been: (a) any Parent Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of Parent’s capital stock; (d) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements; (e) any change in the auditors of Parent; (f) any issuance of capital stock of Parent; (g) any revaluation by Parent of any of its assets, including any sale of assets of Parent other than in the Ordinary Course of Business; or (h) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Company.

5.9 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity: (a) challenging or seeking to enjoining, alter or materially delay the Transactions or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

5.10 Business Activities. Since their respective dates of incorporation, none of Parent, First Merger Sub or Second Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; (b) in connection with its initial public offering; or (c) directed toward the accomplishment of a business combination. Except as set forth in the Parent Organizational Documents, there is no Contract or Order binding upon Parent, First Merger Sub or Second Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

5.11 Parent Material Contracts. Schedule 5.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which Parent, First Merger Sub or Second Merger Sub is party (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to Parent’s annual report on Form 10-K for the year ended December 31, 2019.

5.12 Parent Listing. The Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Markets (“Nasdaq”) under the symbol “CRSAU”. The issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CRSA”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CRSAW”. Parent is a member in good standing with Nasdaq. Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq, including the requirements for continued listing of the Parent Units, Parent Class A Stock and Parent Warrants on Nasdaq. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Parent Warrants or to terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Parent Warrants under the Exchange Act.

5.13 Trust Account.

(a) As of June 19, 2020, Parent had $254,185,388 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of March 7, 2019, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. As of June 19, 2020, Parent held $823,009 in cash or cash equivalents outside of the Trust Account. Other than pursuant to the Trust Agreement and the Forward Purchase Agreement, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to Continental, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Continental that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Parent, that would entitle any Person (other than stockholders of Parent holding Parent Class A Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Stock pursuant to Parent’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Stock in accordance with the provisions of Parent’s Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account.

5.14 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of Parent, First Merger Sub and Second Merger Sub have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of Parent, First Merger Sub and Second Merger Sub (whether or not shown on any Tax Return) have been fully and timely paid.

(b) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (or otherwise to the Knowledge of Parent) against Parent, First Merger Sub and Second Merger Sub which has not been paid or resolved. No material Tax audit or other examination of Parent, First Merger Sub or Second Merger Sub by any Governmental Entity is presently in progress, nor has Parent been notified in writing of (nor to the Knowledge of Parent has there been) any request or threat for such an audit or other examination. There are no liens for Taxes (other than Permitted Liens) upon any of the assets of Parent, First Merger Sub or Second Merger Sub. Neither Parent, First Merger Sub nor Second Merger Sub has: (i) consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code. Neither Parent, First Merger Sub nor Second Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement. Neither Parent, First Merger Sub nor Second Merger Sub has any liability for the Taxes of another Person (other than the Parent, First Merger Sub or Second Merger Sub) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to the Transaction Agreements or pursuant to commercial agreements entered into in the Ordinary Course of Business and the principal purpose of which is not related to Taxes).

(c) Parent has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(d) All of the membership interests in Second Merger Sub are owned by Parent, and Second Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from Parent for United States federal income tax purposes.

5.15 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of Parent or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Group Companies for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

5.16 Employees; Benefit Plans. Other than any former officers or as described in the Parent SEC Reports, Parent has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee. Parent does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

5.17 Board Approval; Stockholder Vote. The Parent Board (including any required committee or subgroup of the Parent Board) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of the stockholders of Parent. Other than the approval of the by the stockholders of Parent of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

5.18 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and that are material to Parent, free and clear of any Liens (other than Permitted Liens).

5.19 Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of Parent’s stockholders, any Transaction Agreement, or as set forth in Section 5.19 of the Parent Disclosure Letter, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between Parent, on the one hand, and any Related Party of Parent, Sponsor, Crescent, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of Parent Shares or, to the Knowledge of Parent, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to Parent, on the one hand, to or by Sponsor, Crescent or any such Related Party, beneficial owner, associate or immediate family member, and (b) none of the officers or directors (or members of a similar governing body) of Parent, Sponsor, Crescent, any beneficial owner of five percent (5%) or more of Parent Shares or, to the Knowledge of Parent, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that Parent or uses, owns or leases (other than through any equity interest in Parent) or (ii) any customer, vendor or other material business relation of Parent, Sponsor or Crescent.

5.20 Forward Purchase Agreement. Parent has delivered to the Company and the Stockholder Representative a true, accurate and complete copy of the Forward Purchase Agreement. The Forward Purchase Agreement is in full force and effect and has not been withdrawn, terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent, and the commitments contained in the Forward Purchase Agreement have not been withdrawn, terminated or rescinded by Crescent in any respect. The Forward Purchase Agreement is a legal, valid and binding obligation of Parent and Crescent, enforceable in accordance with its terms. The Forward Purchase Agreement provides that the Company and the Stockholder Representative are third-party beneficiaries thereof and are entitled to enforce such agreement. There are no other agreements, side letters, or arrangements between Parent and any other Person (including Crescent) relating to the Forward Purchase Transaction, and, as of the date hereof, Parent does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in the Forward Purchase Agreement not being satisfied, or the Forward Purchase Investment Amount not being available to Parent, on the Closing Date. The Forward

Purchase Agreement contains all of the conditions precedent to the obligations of Crescent to contribute to Parent the Forward Purchase Investment Amount on the terms therein. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Crescent under any condition precedent or material term of the Forward Purchase Agreement and, as of the date hereof, Parent has no reason to believe that any of the conditions to the consummation of the Forward Purchase Transaction will not be satisfied, and, as of the date hereof, Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

5.21 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

5.22 No Undisclosed Liabilities. Parent and its Subsidiaries have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP, except for liabilities: (a) provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in Parent’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2020; (b) arising in the Ordinary Course of Business since March 31, 2020; (c) incurred since March 31, 2020 pursuant to or in connection with this Agreement or the Transactions; (d) disclosed in this Agreement (or its schedules); or (e) which would not reasonably be expected to be material to Parent and its Subsidiaries, as a whole.

5.23 Brokers. None of Parent, First Merger Sub, Second Merger Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

5.24 Disclaimer of Other Warranties. PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV AND THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, ANY COMPANY STOCKHOLDER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY COMPANY STOCKHOLDER, ANY OTHER INSIDER, ANY OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS IN CONNECTION WITH THE TRANSACTIONS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, ANY COMPANY STOCKHOLDER OR ANY OF THEIR RESPECTIVE

AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS OTHER THAN AS EXPRESSLY MADE BY THE COMPANY OR ANY COMPANY STOCKHOLDER TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB AND THE SPONSOR IN ARTICLE IV AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, ANY COMPANY STOCKHOLDER NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY OR THE COMPANY STOCKHOLDERS IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES, ANY COMPANY STOCKHOLDER AND/OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB ACKNOWLEDGES AND AGREES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, THE COMPANY STOCKHOLDERS AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITIONS, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF EACH OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY STOCKHOLDERS EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.25, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING THE OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV AND THE OTHER TRANSACTION AGREEMENTS BY SUCH PERSON.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, carry on its business in the Ordinary Course of Business and in accordance with Applicable Legal Requirements, except: (a) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned); or (b) as expressly contemplated by this Agreement or Schedule 6.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the Company Disclosure Letter, or as required by Applicable Legal Requirements, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except as otherwise required by any existing Employee Benefit Plan or Applicable Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor except for any increases in the rate of base salary or wage that does not exceed three percent (3%) of such Person’s current base salary or wage pursuant to: (A) annual adjustments in the Ordinary Course of Business; or (B) in connection with any promotion or material increase in responsibility of any officer or employee in the Ordinary Course of Business; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend (other than immaterial amendments) or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan; (v) grant any equity or equity-based compensation awards; or (vi) hire any employee or independent contractor, unless such hiring is in the Ordinary Course of Business with respect to employees and independent contractors, in each case, with individual annual remuneration not to exceed $200,000, or terminate any employee (other than for cause) with an individual annual base salary in excess of $200,000;

(b) (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company in any material Owned Intellectual Property or material Licensed Intellectual Property; (ii) extend, amend, waive, cancel or modify any material rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any business of the Group Companies; (iii) fail to diligently prosecute the patent or trademark applications owned by the Company other than applications the Company, in the exercise of its good faith business judgment, has determined to abandon; or (iv) divulge, furnish to or make accessible, or subject to any obligation to divulge, furnish or make accessible, any Trade Secrets (including the source code for Group Company Software) within Owned Intellectual Property to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than, in each of (i) through (iii), in the Ordinary Course of Business; provided that in no event shall the Company license on an exclusive basis or sell, assign or otherwise transfer any material Owned Intellectual Property;

(c) modify in any material respect any of the Group Companies’ privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with Applicable Legal Requirements, or (D) as otherwise directed or required by a Governmental Entity;

(d) except for transactions solely among the Company and the Company Subsidiaries: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company; (iv) declare, set aside or pay any dividend or make any other distribution; or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(e) amend its Governing Documents, or form or establish any Subsidiary;

(f) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(g) terminate, amend or modify in any material respect any Company Real Property Lease (other than any termination, amendment or modification of a Company Real Property Lease that will take place automatically by its terms);

(h) other than with respect to the Company Real Property Leases, sell, lease, license, sublicense, abandon, divest, transfer, assign, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets, properties or Franchise Agreements, other than pursuant to agreements existing on the date hereof and set forth on Schedule 6.1(h) of the Company Disclosure Letter;

(i) (i) issue or sell any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person; (ii) make or create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness other than guarantees of any Indebtedness of any Subsidiaries or guarantees by the Company Subsidiaries of the Indebtedness of the Company; (iv) except in the Ordinary Course of Business, create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (v) fail to comply with the terms of the Existing Credit Agreement or take any action, or omit to take any action, that would constitute or result in a default or event of default under the Existing Credit Agreement; or (vi) cancel or forgive any Indebtedness owed to any of the Group Companies, including any debts or claims related to Franchisees;

(j) (i) fail to manage the working capital of the Group Companies in the Ordinary Course of Business; (ii) accelerate or delay in any respect material to the Company and its Subsidiaries (A) the collection of any accounts receivable or (B) payment of any accounts payable or accrued expenses, in the case of each of clauses (A) and (B), in advance or beyond the Closing Date (as calculated in accordance with the past practice of the Group Companies) except as consistent with the Ordinary Course of Business; (iii) fail to pay any material Taxes that are required to be paid by the Group Companies after the date hereof and prior to the Closing Date (as calculated in accordance with the past practice of the Group Companies (including reporting positions, elections and accounting methods) in preparing Tax Returns and calculating Taxes due or payable) except where such failure is consistent with the Ordinary Course of Business; and (iv) fail to maintain and manage inventory levels in the Ordinary Course of Business;

(k) release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets;

(l) (i) except in the Ordinary Course of Business: (A) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement (excluding Franchise Agreements); (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (D) incur or enter into a Contract requiring the Company to pay in excess of $250,000 in any 12-month period; (ii) accelerate any payments receivable or delay any payments owed under any Franchise Agreement, or otherwise modify or amend any Franchise Agreement, in each case, outside of the Ordinary Course of Business in a manner which would have the effect of increasing Company Cash; (iii) modify or amend any material term under the Existing Credit Agreement (other than obtaining the Existing Credit Agreement Consent) or terminate or allow the termination of the Existing Credit Agreement or any commitments thereunder; or (iv) amend, replace, modify or supplement of, or agree to any consent or waiver under, the Existing Credit Agreement Consent or other documentation related thereto;

(m) except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(n) (i) make, change or revoke any material Tax election, (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity;

(o) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

(p) subject to clause (a) above, enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arm’s length commercial transactions pursuant to the agreements set forth on Schedule 6.1(q) of the Company Disclosure Letter as existing on the date of this Agreement;

(q) engage in any material new line of business;

(r) take any action or fail to take any action that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(s) (i) limit the rights of any Group Company: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person (except, in the case of each of the foregoing clauses (i) and (ii), as may be specified in Franchise Agreements entered into in the Ordinary Course of Business);

(t) terminate or amend, in a manner materially detrimental to any Group Company, any material insurance policy insuring the business of any Group Company;

(u) amend in a manner materially detrimental to any Group Company, terminate, permit to lapse or fail to use reasonable best efforts to maintain any Approval; or

(v) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.1(a) through ((v)) above.

6.2 Conduct of Business by Parent, First Merger Sub and Second Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Parent shall, and shall cause its Subsidiaries to, carry on its business in the Ordinary Course of Business and in accordance with Applicable Legal Requirements, except (a) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned) or (b) as expressly contemplated by this Agreement (including as contemplated by the Forward Purchase Transaction) or Schedule 6.2 of the Parent Disclosure Letter. Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by Applicable Legal Requirements, without the prior written consent of the Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than in connection with the Forward Purchase Transaction or Crescent’s right to purchase additional shares of Parent Class A Stock pursuant to Section 7.20, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Governing Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the Ordinary Course of Business; provided, however, that Parent shall be permitted to incur Indebtedness from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s length and repayable at Closing;

(g) except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) settle or compromise any material Tax claim; (ii) change (or request to change) any method of accounting for Tax purposes; (iii) file any material amended Tax Return; (iv) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (v) knowingly surrender any claim for a refund of Taxes; (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity or (vii) make, change or revoke any material Tax election;

(i) take any action or fail to take any action that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(j) except in the Ordinary Course of Business, create any Liens on any material property or material assets of Parent, First Merger Sub or Second Merger Sub in connection with any Indebtedness thereof (other than Permitted Liens);

(k) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent, First Merger Sub or Second Merger Sub;

(l) commence, settle or compromise any Legal Proceeding material to Parent, First Merger Sub or Second Merger Sub or their respective properties or assets;

(m) engage in any material new line of business;

(n) amend the Trust Agreement or any other agreement related to the Trust Account; or

(o) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.2(a) through (n) above.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Proxy Statement; Special Meeting.

(a) Proxy Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, Parent shall, in accordance with this Section 7.1(a), prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Parent relating to the Special Meeting, for the purpose of, among other things: (A) providing Parent’s stockholders with notice of the opportunity to redeem shares of Parent Class A Stock (the “Parent Stockholder Redemption”); and (B) soliciting proxies from holders of Parent Class A Stock to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of Parent Class A Stock in connection with Section 2.6; (3) the amendment and restatement of the Parent Organizational Documents substantially in the form of the Parent A&R Charter attached hereto as Exhibit C; (4) adoption of the 2020 Equity Incentive Plan; and (5) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Parent Stockholder Matters”). Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parent Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the Parent’s stockholders at the Special Meeting. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Parent Board, as promptly as practicable following the earlier to occur of: (Y) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; and (Z) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(ii) Prior to filing with the SEC, Parent will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC related to the Transactions, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company promptly after it receives notice thereof of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) the issuance of any stop order by the SEC; (F) any request by the SEC for amendment of the Proxy Statement; (G) any comments from the SEC relating to the Proxy Statement and responses thereto; and (H) requests by the SEC for additional information relating to the Proxy Statement. Parent shall promptly respond to any SEC comments on the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly file an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance.

(iv) Parent shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Parent for inclusion in the Proxy Statement. The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Parent and its counsel, auditors and other advisors in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

(b) Parent shall, as promptly as practicable following the Proxy Clearance Date, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. Parent shall convene and hold a meeting of Parent’s stockholders (the “Special Meeting”), for the purpose of obtaining the approval of the Parent Stockholder Matters, which meeting shall be held not more than forty-five (45) days after the date on which Parent mails the Proxy Statement to its stockholders. Parent shall use its reasonable best efforts to obtain the approval of the Parent Stockholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Legal Requirements for the purpose of seeking the approval of the Parent Stockholder Matters. Subject to the proviso in the immediately following sentence, Parent shall include the Parent Recommendation in the Proxy Statement.

(c) The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Recommendation (a “Change in Recommendation”); provided that the Parent Board may make a Change in Recommendation in response to either a Superior Proposal or an Intervening Event if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach by the Parent Board of its fiduciary obligations to Parent’s stockholders under Applicable Legal Requirements; provided, further, that the Parent Board may not make Change in Recommendation in response to a Superior Proposal unless:

(i) Parent notifies the Company in writing at least four (4) Business Days before taking that action of its intention to do so (the “Notice Period”), and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that if there is any material amendment to the financial terms (including any such material amendment (it being understood that there may be multiple extensions)) or other terms of such Superior Proposal after the commencement of the Notice Period, the Notice Period shall be extended to ensure that at least two (2) Business Days remain in the Notice Period subsequent to the date Parent notifies the Company of the material amendment); and

(ii) if the Company makes a proposal during such Notice Period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make a Change in Recommendation or terminate this Agreement, as applicable, would result in a breach of its fiduciary duties to the stockholders of Parent under Applicable Legal Requirements;

provided, further, that the Parent Board may not make a Change in Recommendation in response to an Intervening Event unless:

(iii) Parent provides the Company with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(iv) Parent keeps the Company reasonably informed of developments with respect to such Intervening Event;

(v) Parent notifies the Company in writing at least four (4) Business Days before making a Change in Recommendation with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(vi) if the Company makes a proposal during such four (4) Business Day period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Change in Recommendation would result in a breach of its fiduciary obligations to the stockholders of Parent under Applicable Legal Requirements.

(d) During the Notice Period prior to its effecting a Change in Recommendation, Parent shall, and shall cause its financial and legal advisors to, negotiate with the Company in good faith (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company. Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

(e) Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters (and its obligation to use its reasonable best efforts to obtain such approvals) shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 7.1(e), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Proxy Statement that the Parent Board has determined in good faith is required by Applicable Legal Requirements is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Class A Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) to seek withdrawals of redemption requests from Parent’s stockholders if Parent reasonably expects the Parent Stockholder Redemption payments would cause the condition in Section 8.1(f) to not be satisfied at the Closing; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Parent Stockholder Matters; provided that unless the Company shall otherwise consent in writing in its sole discretion, Parent may not postpone or adjourn the Special Meeting more than a total of two times pursuant to clauses (ii), (iii) and (iv) of this Section 7.1(e); provided, further, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

7.2 Certain Regulatory Matters. As promptly as practicable after the date of this Agreement and in any event within ten (10) Business Days after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions, a filing with the Australian Foreign Investment Review Board (the “FIRB Filing”) in connection with the Transactions and any other required filings under other applicable antitrust laws and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice and the Australian Foreign Investment Review Board in connection with such notification and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party (other than the Stockholder Representative) will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the FIRB Filing or other applicable antitrust laws and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (a) promptly inform the other of any substantive communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, the Australian Foreign Investment Review Board or any other Governmental Entity regarding the Transactions; (b) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (c) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (d) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (e) keep the other reasonably informed as to the status of any such Legal Proceeding; and (f) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under Applicable Legal Requirements) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Parent, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act, the FIRB Filing and any other applicable antitrust laws.

7.3 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c) Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company. Prior to Closing, Parent and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

7.4 Confidentiality; Communications Plan; Access to Information.

(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company or the Company Stockholders, on the one hand, or Parent, First Merger Sub or Second Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by Applicable Legal Requirement or stock exchange rule; or (vi) disclosure consented to in writing by Parent, First Merger Sub or Second Merger Sub (in the case of the Company Stockholders and, prior to the Closing, the Company) or the Stockholder Representative (in the case of Parent, First Merger Sub or Second Merger Sub and, following the

Closing, the Company). Notwithstanding anything in this Agreement to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information as required by law or to employees, advisors, agents or consultants of the Stockholder Representative and to the Company Stockholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

(b) Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Stockholder Representative, any Company Stockholder or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) no consent of the Stockholder Representative, the Company or the Company Stockholders shall be required with respect to announcement by Parent or its Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.3 or this Section 7.4(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement. Notwithstanding anything in this Agreement to the contrary, following Closing and after the public announcement of the Mergers, the Stockholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Mergers as long as such announcement does not disclose any of the other terms of the Mergers or the other transactions contemplated herein.

(c) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company. Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent.

7.5 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties (other than the Stockholder Representative) agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and any filings required pursuant to antitrust laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any consents referred to on Schedule 4.5(b) of the Company Disclosure Letter (it being understood, for the avoidance of doubt, that nothing herein shall require the Company in connection therewith to incur any liability or expense or subject itself, any of its Subsidiaries or the business of the foregoing to any imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their assets or properties); (d) the termination of each agreement set forth on Schedule 7.5(d) of the Company Disclosure Letter; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

7.6 No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall instruct its directors, officers and employees to comply with the foregoing requirement.

7.7 No Claim Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Stockholder Representative hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided that: (a) nothing herein shall serve to limit or prohibit the Company’s or the Stockholder Representative’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate any Parent Stockholder Redemption) or for intentional fraud in the making of the representations and warranties in Article V; and (b) nothing herein shall serve to limit or prohibit any claims that the Company or the Stockholder Representative may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

7.8 Disclosure of Certain Matters. Each of Parent, First Merger Sub, Second Merger Sub, the Company and the Stockholder Representative will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (b) would require any amendment or supplement to the Proxy Statement.

7.9 Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Class A Stock issued in connection with the Transactions, including the Parent Class A Stock issuable upon conversion of the Parent Class B-1 Stock, Parent Class B-2 Stock, Parent Class C-1 Stock and Parent Class C-2 Stock, to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Stock and Parent Warrants listed for trading on Nasdaq. After the Closing, Parent shall use commercially reasonable efforts to continue the listing for trading of the Parent Class A Stock and Public Warrants on Nasdaq. Parent shall take all necessary actions and use commercially reasonable efforts to remain listed as a public company on the Nasdaq.

7.10 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall not, and shall cause its Subsidiaries, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent, its Affiliates and their respective Representatives) concerning any merger, sale of ownership interests and/or assets (other than asset sales in the Ordinary Course of Business) of the Company, recapitalization or similar transaction, in each case other than the Transactions (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company (i) shall, and shall cause its Subsidiaries and the Company Stockholders to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination and (ii) shall cause each Company Stockholder to comply with Section 13 of the Support Agreement to which such Company Stockholder is a party.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Parent, First Merger Sub and Second Merger Sub shall not, and shall direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and its Representatives) concerning any merger, purchase of ownership interests or assets of Parent, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Parent Charter), in each case other than the Transactions (each, a “Parent Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. Parent, First Merger Sub and Second Merger Sub shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Parent Business Combination.

(c) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties (and in the case of Parent’s receipt of a Parent Business Combination proposal, Parent shall also provide notice to the Company) if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

7.11 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental (which notice Parent shall provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter in accordance with and pursuant to the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.12 Directors’ and Officers’ Liability Insurance.

(a) Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of Parent or any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in their respective Governing Documents or in any indemnification agreement with Parent set forth on Schedule 7.12(a) of the Parent Disclosure Letter or any Group Company set forth on Schedule 7.12(a) of the Company Disclosure Letter shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, Parent and the Surviving Entity shall (i) indemnify and hold harmless each D&O Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened Legal Proceeding arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including by reason of the fact that such Person is or was a director or officer of Parent, the Company or any of its subsidiaries or, while a director or officer of Parent, the Company or any of its Subsidiaries, was serving at the request of Parent, the Company or such Subsidiary as a director, officer, employee or agent of another Person (including serving at the request of Parent, the Company or any such Subsidiary with respect to any employee benefit plan), or for any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Parent or the Company would have been permitted under Applicable Legal Requirements to indemnify such Person and Parent or the Surviving Entity shall advance expenses (including reasonable legal fees and expenses) incurred by such Person in the defense of any Legal Proceeding in advance of its prior disposition, including any expenses incurred in enforcing such Person’s rights under this Section 7.12, regardless of whether indemnification with respect to or advancement of such expenses is authorized under the certificate of formation or operating agreement of the Surviving Entity or the certificate of incorporation and bylaws, or equivalent organizational documents, of any Subsidiary and (ii) cause Parent and the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of Parent’s and such Group Company’s Governing Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Parent’s and each Group Company with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and Parent shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Parent shall, and shall cause the Group Companies to, honor, in accordance with their respective terms, each of the covenants contained in this Section 7.12 without limit as to time.

(b) Prior to the date hereof, Parent has obtained a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of Parent currently covered by Parent’s directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6) year period following the Closing. Parent shall, and shall cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by Parent and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b).

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of Parent or any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Parent and the Group Companies under this Section 7.12 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.12 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives, each of whom is an intended third-party beneficiary of this Section 7.12.

(d) If Parent or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or effects any division or similar transaction, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or such Group Company, as applicable, assume the obligations set forth in this Section 7.12.

7.13 Tax Matters.

(a) Parent agrees that it shall not make any election under Section 338 or 336(e) of the Code, or any similar provision of state, local or foreign Legal Requirements, with respect to the Transactions.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by Parent. Unless otherwise required by applicable law, Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Stockholder Representative and Parent shall reasonably cooperate with respect thereto as necessary).

(c) On the Closing Date, the Company shall provide Parent with a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided that, notwithstanding anything to the contrary, Parent’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by Applicable Legal Requirements.

7.14 Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Stock (including derivative securities with respect to such Parent Class A Stock) that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

7.15 Qualification as an Emerging Growth Company. Parent shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

7.16 Board of Directors. The Parties shall use commercially reasonable efforts to ensure that the persons listed on Schedule 7.16 of the Company Disclosure Letter and the other persons identified by the applicable Party (as if the Stockholders Agreement were in effect) following the date hereof are elected and appointed as directors of Parent effective upon or immediately after the Closing; provided that any such persons not listed on Schedule 7.16 of the Company Disclosure Letter shall be identified as promptly as practicable following the date hereof (but in no event later than the date on which the Proxy Statement is filed with the SEC).

7.17 R&W Insurance Policy. Parent shall use commercially reasonable efforts to, prior to the Closing, obtain a R&W Insurance Policy for the benefit of Parent on terms and conditions reasonably acceptable to the Company; provided that, if the Company and Parent shall agree in writing, no R&W Insurance Policy shall be obtained. If and to the extent the parties determine that Parent shall obtain a R&W Insurance Policy, Parent shall take all commercially reasonable actions necessary to complete the conditions in the conditional binder to such R&W Insurance Policy within the times set forth therein so that Euclid Transactional, LLC or such other insurer as shall be agreed between the parties (the “R&W Insurer”) will issue the R&W Insurance Policy, including, prior to or after the Closing and within the times set forth in such conditional binder, the payment of any premium owed in connection with the R&W Insurance Policy, delivery of the required Closing No Claims Declaration (as defined in the R&W Insurance Policy), and delivery of copies of this Agreement and the documents contemplated hereby. If and to the extent the parties determine that Parent shall obtain a R&W Insurance Policy, such R&W Insurance Policy shall provide (unless otherwise agreed between the parties in writing) that: (a) none of Parent, Parent’s stockholders, the Company, the Company Stockholders, the Stockholder Representative or their respective Affiliates or Representatives shall be liable to the insurer under the R&W Insurance Policy for subrogation claims pursuant to the R&W Insurance Policy, other than in the event of intentional fraud in the making of the representations and warranties in this Agreement by such Persons; (b) the R&W Insurer may not seek to enforce, or enforce, any subrogation rights it might have against Parent, Parent’s stockholders, the Company, the Company Stockholders, the Stockholder

Representative or their respective Affiliates or Representatives, except in the case of intentional fraud in the making of the representations and warranties in this Agreement by such Persons; and (c) Parent is not obligated to bring any claim against the Company, the Company Stockholders or the Stockholder Representative prior to bringing a claim against the R&W Insurance Policy, and Parent covenants and agrees that the R&W Insurance Policy will include a waiver of subrogation claims against the Company, the Company Stockholders and the Stockholder Representative, other than in the event of intentional fraud in the making of the representations and warranties in this Agreement by such Person. Following the Closing, any R&W Insurance Policy obtained pursuant to this Section 7.17 may not be amended in any manner adverse to Parent, Parent’s stockholders, the Company, the Company Stockholders or the Stockholder Representative (including with respect to the subrogation provisions, policy term, retention amount or coverage amount), and neither Parent nor any of its Affiliates shall cause the cancellation of the R&W Insurance Policy, without the prior written consent of Stockholder Representative and Sponsor (which consents shall not be unreasonably conditioned, withheld or delayed).

7.18 Existing Credit Agreement Consent. The Group Companies shall use commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to (i) maintain the Existing Credit Agreement Consent in full force and effect, and (ii) satisfy on a timely basis all conditions applicable to the Group Companies or any of their Affiliates in such Existing Credit Agreement Consent and (iii) enforce their rights under the Existing Credit Agreement Consent, including seeking any specific performance of the parties’ obligations thereunder, in the event that all conditions to Closing in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied.

7.19 Payoff of Revolver. At least five (5) Business Days prior to the Closing Date, the Company shall provide to Parent a payoff letter in customary form (the “Debt Payoff Letter”), which Debt Payoff Letter shall contain the amount of Revolving Loans (as defined in the Existing Credit Agreement) that are outstanding (including any interest or fees payable thereon) under the Existing Credit Agreement (the “Revolver Repayment Amount”) and (b) the name and account number of each Person to which the Revolver Repayment Amount shall be due and payable at the Closing. The Company shall provide evidence to Parent that it has complied with the prepayment notice procedures set forth in the Existing Credit Agreement, including Section 2.11(e) thereof.

7.20 Insufficient Parent Cash; Additional Purchase Right. In the event that at Closing the Parent Cash would not be sufficient to satisfy the condition in Section 8.1(f), then (a) Parent shall promptly deliver written notice thereof to the Company and Crescent and (b) Crescent (either alone or with the Sponsor) shall have the right (but not the obligation) to purchase immediately prior to the Closing additional shares of Parent Class A Stock, valued at $10 per share for such purpose up to the amount of such deficiency subject to, substantially the same terms and conditions set forth in the Forward Purchase Agreement; provided, however, such purchase right shall not include a corresponding right to purchase Forward Purchase Warrants (as defined in the Forward Purchase Agreement) or the 5 Business Day advance notice period in Section 1(a)(iv) of the Forward Purchase Agreement; provided, further, that Crescent (and the Sponsor, if applicable) shall enter into a purchase agreement in respect of such additional shares of Parent Class A Stock on terms and conditions reasonably acceptable to the Company and shall consummate such purchase of additional shares of Parent Class A Stock for cash immediately prior to the Closing (such investment amount, if any, the “Incremental Forward Purchase Investment Amount”).

7.21 Forward Purchase Transaction. Parent shall not permit any termination, amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Forward Purchase Agreement or any other agreement required for the consummation of the Forward Purchase Transaction; provided, however, that, for the avoidance of doubt, this covenant shall in no way restrict Crescent from transferring or assigning its rights and obligations under the Forward Purchase Agreement pursuant to and in accordance with the terms of Section 4(b) thereof. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Forward Purchase Agreement, on or prior to the Closing Date, on the terms and conditions described therein, including maintaining in effect the Forward Purchase Agreement and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Forward Purchase Agreement and otherwise comply with its obligations thereunder (including deliver all notices it is required to deliver under the Forward Purchase Agreement on a timely basis in order to cause Crescent to consummate the Forward Purchase Transaction concurrently with the Closing); (ii) in the event that all conditions in the Forward Purchase Agreement (other than conditions that Parent or any of its Subsidiaries control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Forward Purchase Agreement at or prior to Closing; and (iii) take, or cause to be taken, all actions required to obtain the Forward Purchase Investment Amount, including enforce its rights under the Forward Purchase Agreement in the event that all conditions in the Forward Purchase Agreement (other than conditions that Parent or any of its Subsidiaries control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause Crescent to contribute to Parent the Forward Purchase Investment Amount set forth in the Forward Purchase Agreement at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Company or the Stockholder Representative, prompt (and, in any event within three (3) Business Days) written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Forward Purchase Agreement known to Parent; (B) of the receipt of any written notice or other written communication from any party to the Forward Purchase Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the Forward Purchase Agreement or any provisions of the Forward Purchase Agreement; and (C) if Parent does not expect to receive all or any portion of the Forward Purchase Investment Amount on the terms, in the manner or from the sources contemplated by the Forward Purchase Agreement.

7.22 Equity Incentive Plan. Prior to the Closing Date, Parent shall approve and adopt an incentive equity plan in substantially the form attached hereto as Exhibit H (the “2020 Equity Incentive Plan”). As soon as practicable following the expiration of the sixty (60) day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Class A Stock issuable under the 2020 Equity Incentive Plan. Effective upon the Closing, Parent shall grant awards of restricted stock, restricted stock units and/or stock options under the 2020 Equity Incentive Plan to the Persons, and in the amounts, and on terms, to be specified in writing by the Company to Parent no later than two (2) Business Days prior to the Closing; provided, however, that to the extent any such award granted to the individuals set forth on Schedule 7.22 require Parent to accept payment of withholding taxes through the withholding of shares, such grants may be made only following receipt of the written approval of Parent prior to the Closing. Upon the effectiveness of the Form S-8, Parent shall grant restricted stock under the 2020 Equity Incentive Plan to the Persons, and in the amounts, and on the terms, to be specified in writing by the Company to Parent prior to the Closing.

7.23 Release. Effective upon and following the Closing, each of Parent and the Company, on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each stockholder of Parent, each Company Stockholder, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Stockholder Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning Parent or any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Stockholder Released Parties; provided, however, that nothing in this Section 7.23 shall release any Stockholder Released Parties from: (i) their obligations under this Agreement or the other Transaction Agreements; or (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Stockholder Released Party’s employment by Parent or any Group Company.

7.24 Lock-Up Shares. Parent shall instruct its transfer agent to, effective as of the Effective Time, affix the following legend (the “Legend”) to 1,250,000 shares of the Parent Class A Stock (which such shares automatically converted from Parent Class F Stock to Parent Class A Stock at the Closing) held by Sponsor (such shares, the “Lock-Up Shares”):

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF JUNE 24, 2020, BY AND AMONG CRESCENT ACQUISITION CORP AND THE OTHER PARTIES THERETO.

As soon as practicable following the Effective Time, the books and records of Parent evidencing the Lock-Up Shares shall be stamped or otherwise imprinted with the Legend.

7.25 Employment Matters. Prior to the Closing, (a) the Company or its Subsidiaries may enter into employment agreements with such officers of the Company or its Subsidiaries, and on such terms, as shall be determined by the Company (provided, for the avoidance of doubt, that failure to enter into any such employment agreements shall not be a breach of this Agreement), and (b) Parent and the Company shall use their respective commercially reasonable efforts to cause Parent to enter into a noncompetition agreement with Adam Gilchrist on terms that are mutually acceptable to Adam Gilchrist and the Company and that are consented to by Parent (such consent not to be unreasonably withheld), and with such agreements in clauses (a) and (b) to become effective as of, and subject to the occurrence of, the Closing.

7.26 D&O Indemnification Agreements. Prior to the Closing, Parent shall enter into indemnification agreements reasonably agreed upon between the Company and the persons who will serve as a director or officer of Parent immediately following the Closing, with such agreements to become effective as of, and subject to the occurrence of, the Closing; provided, however, that failure of a director nominee or officer to enter into such an indemnification agreement shall not be a breach of this Agreement.

7.27 Stockholders Agreement. Parent and the Company shall cooperate in good faith with the applicable Company Stockholders, Crescent and Sponsor to negotiate and execute the Stockholders Agreement which shall provide for, among other things, board composition rights (including the right of Sponsor to initially nominate two directors, each of whom shall be independent as of the Closing), and shall contain such other customary terms and conditions as may be agreed among the parties, with such agreement to become effective as of, and subject to the occurrence of, the Closing.

ARTICLE VIII

CONDITIONS TO THE TRANSACTION

8.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) At the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters shall have been duly adopted by the stockholders of Parent in accordance with the DGCL, the Parent Organizational Documents and the Nasdaq rules and regulations, as applicable.

(b) Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem their Parent Class A Stock held by them into a pro rata share of the Trust Account in accordance with Parent Organizational Documents.

(c) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, the Australian Treasurer (acting following the review by the Australian Foreign Investment Review Board) having advised the Parent that he has no objections to the Transactions under the Foreign Acquisitions and Takeovers Act 1975 (Cth) with or without conditions, and the Parties will have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Section 8.1(c) of the Parent Disclosure Letter in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated).

(d) No provision of any Applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity.

(e) The shares of Parent Class A Stock to be issued in connection with the Closing shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Parent Class A Stock.

(f) Parent Cash shall equal or exceed, including the Aggregate Forward Purchase Investment Amount, $225,000,000.

8.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) The Fundamental Representations of Parent, other than the representations of Parent in Section 5.3, shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain therein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the representations and warranties of Parent set forth in Section 5.3 shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained therein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for any de minimis failure of such representations and warranties of Parent to be so true and correct; and all other representations and warranties of Parent set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained therein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(b) Parent, First Merger Sub and Second Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case, in all material respects.

(c) Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(d).

(d) No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(e) Unless such person is nominated as a director by Sponsor pursuant to the terms of the Stockholders Agreement, the persons listed on Schedule 8.2(e) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Parent, First Merger Sub and Second Merger Sub, in each case, to be effective as of the Closing.

(f) Parent shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by Parent pursuant to Section 1.2(a), duly executed by Parent, First Merger Sub, Second Merger Sub, the Escrow Agent, Crescent, each FPA Transferee and the Sponsor, as applicable.

(g) The Parent Charter shall be amended and restated substantially in the form of the Parent A&R Charter and the Parent Bylaws shall be amended and restated substantially in the form of the Parent A&R Bylaws, in each case, to be effective as of the Closing.

(h) All conditions to the funding of the Forward Purchase Investment Amount and the Incremental Forward Purchase Investment Amount, if any, shall have been satisfied, and the Forward Purchase Investment Amount shall have been delivered by the Crescent to Parent at least one (1) Business Day prior to the Closing Date in accordance with the Forward Purchase Agreement, such that the funding of the Aggregate Forward Purchase Investment Amount will be consummated immediately prior to the Closing in accordance with the terms of the Forward Purchase Agreement.

(i) Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.11, available to Parent for payment of the Closing Cash Payment Amount, the Company Transaction Costs and the Parent Transaction Costs at the Closing.

8.3 Additional Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub. The obligations of Parent, First Merger Sub, and Second Merger Sub to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) The Fundamental Representations of the Company, other than the representations of the Company in Section 4.3, shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained therein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the representations and warranties of the Company set forth in Section 4.3 shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained therein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for any de minimis failure of such representations and warranties of the Company to be so true and correct; and all other representations and warranties of the Company set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained therein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case, in all material respects.

(c) The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(d).

(d) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) The Company shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by the Company pursuant to Section 1.2(b), duly executed by the Company.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Transactions shall not have been consummated by December 24, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act (or, in the case of Parent, of First Merger Sub or Second Merger Sub’s action or failure to act) has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, further, that either Parent or the Company may extend the Outside Date to February 24, 2021 if all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied or waived at the Outside Date, other than the condition set forth in Section 8.1(c) and those conditions which by their terms would be satisfied at the Closing; provided, further, that to the extent a Government Shutdown prevents the consummation of the Transactions prior to the Outside Date, the Outside Date shall be automatically extended day-for-day, for each Business Day the Government Shutdown is in effect for a maximum of sixty (60) days unless otherwise mutually agreed by the Parties in writing;

(c) by either Parent or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, First Merger Sub or Second Merger Sub, or if any representation or warranty of Parent, First Merger Sub or Second Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such breach by Parent, First Merger Sub or Second Merger Sub is curable by Parent, First Merger Sub or Second Merger Sub prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to Parent of such breach; and (ii) the Outside Date; provided, further, that each of Parent, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent, First Merger Sub or Second Merger Sub is cured during such thirty (30) day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such breach is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30-day period);

(f) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters are not duly adopted by the stockholders of Parent by the requisite vote under the DGCL, the Parent Organizational Document and the Nasdaq rules and regulations, as applicable; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(f) if the failure to obtain such approval of the Parent Stockholder Matters is proximately caused by any action or failure to act of Parent that constitutes a breach of this Agreement;

(g) by the Company, if (i) a Change in Recommendation shall have occurred, (ii) Parent shall have failed to publicly reaffirm its recommendation of the Transactions within 10 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to Parent’s stockholders upon a request to do so by the Company, (iii) Parent or the Parent Board shall have breached or failed to perform any of its obligations set forth in Sections 7.1(b), 7.1(c), 7.1(d) or 7.1(e) or (iv) Parent or the Parent Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions;

(h) by either Parent or the Company, if (i) the Parent Stockholder Redemption elections have resulted in the condition set forth in Section 8.1(f) becoming incapable of being satisfied at the Closing and (ii) within seven (7) Business Days after delivery of written notice thereof by Parent to Crescent in accordance with Section 7.20, Crescent does not increase (or cause to be increased) the amount of Parent Cash in accordance with Section 7.20, such that the condition set forth in Section 8.1(f) is satisfied or will be satisfied at the Closing; or

(i) by Parent, if the Company Stockholder Approval shall not have been obtained within 24 hours following the execution and delivery of this Agreement by each of the parties hereto.

9.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.4, Section 7.7, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or intentional and actual fraud in the making of the representations and warranties in this Agreement.

ARTICLE X

NO SURVIVAL

10.1 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in Article IV or Article V, as applicable. Nothing in this Section 10.1 shall limit or prohibit the rights of Parent to pursue recoveries under the R&W Insurance Policy or any other representation and warranty insurance policy.

ARTICLE XI

GENERAL PROVISIONS

11.1 Stockholder Representative.

(a) By executing a Support Agreement, voting in favor of the adoption of this Agreement, the approval of the principal terms of the Mergers, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Mergers, each Company Stockholder shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as the Stockholder Representative for all purposes in connection with this Agreement and the agreements ancillary hereto. The Stockholder Representative shall act as the representative of the Company Stockholders in respect of all matters arising under this Agreement or the Transaction Agreements, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Company Stockholder or the Stockholder Representative, including to enforce any rights granted to any Company Stockholder hereunder, in each case as the Stockholder Representative believes is necessary or appropriate under this Agreement and the Transaction Agreements, for and on behalf of the Company Stockholders. The Company Stockholders shall be bound by all such actions taken by the Stockholder Representative and no Company Stockholder shall be permitted to take any such actions. The Stockholder Representative is serving as the Stockholder Representative solely for purposes of administrative convenience, and is not personally liable (except in its capacity as a Company Stockholder hereunder if applicable) for any of the obligations of the Company, any of its Subsidiaries or any of Company Stockholders hereunder, and Parent (on behalf of itself and its Affiliates) agrees that it will not look to the Stockholder Representative or the underlying assets of the Stockholder Representative for the satisfaction of any obligations of the Company, any of its Subsidiaries or any of the Company Stockholders. The Stockholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Stockholder Representative of the Stockholder Representative’s duties or the exercise by the Stockholder Representative of the Stockholder Representative’s rights and remedies under this Agreement, any Transaction Agreement or any agreement ancillary hereto, except in the case of its fraud, bad faith or willful misconduct. No bond shall be required of the Stockholder Representative. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Stockholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Transaction Agreement. Without limiting the generality of the foregoing, the Stockholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Transaction Agreements, and to consent to any amendment hereof or thereof on behalf of all Company Stockholders and their respective successors. Parent shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Stockholder Representative relating to this Agreement or any Transaction Agreement.

(b) The Company Stockholders, severally and not jointly, in accordance with the Contribution Percentage Obligation allocated to each such Company Stockholder in the Final Spreadsheet, will indemnify and hold harmless the Stockholder Representative from and against any and all liabilities and Losses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Transaction Agreement, in each case as such Loss is suffered or incurred; provided that in the event that any such Loss is finally adjudicated to have been directly caused by the fraud, bad faith, gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Stockholders the amount of such indemnified Loss to the extent attributable to such fraud, bad faith, gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Company Stockholders, any such liabilities or Losses may be recovered by the Stockholder Representative from (i) the Stockholder Representative Expense Holdback Amount and (ii) any other funds that become payable to the Company Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Company

Stockholders; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Stockholders from their obligation to promptly pay such liabilities or Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. The Company Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c) The Stockholder Representative Expense Holdback Amount will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and any agreements ancillary hereto. The Company Stockholders will not receive any interest or earnings on the Stockholder Representative Expense Holdback Amount and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Stockholder Representative Expense Holdback Amount other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative shall cause (at the Company Stockholders’ expense) the disbursement of any remaining balance of the Stockholder Representative Expense Holdback Amount to the Company Stockholders based on a pro rata basis in accordance with the percentage of the Stockholder Representative Expense Holdback Amount allocated to such Company Stockholder in the Final Spreadsheet, except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Surviving Corporation and paid through Parent’s or the Surviving Corporation’s payroll processing service or system. For tax purposes, the Stockholder Representative Expense Holdback Amount shall be treated as having been received and voluntarily set aside by the Company Stockholders at the time of Closing. The parties agree that the Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholder Representative Expense Holdback Amount.

(d) The Stockholder Representative may resign at any time by giving twenty (20) days’ notice to Parent and the Company Stockholders; provided, however, in the event of the resignation or removal of the Stockholder Representative, a new Stockholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of a majority of the shares of Parent Common Stock, voting together as a single class (with each such share entitled to one vote), then held by the Company Stockholders.

11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, First Merger Sub or Second Merger Sub, to:

Crescent Acquisition Corp

11100 Santa Monica Blvd., Suite 2000

Los Angeles, CA 90025

Attention: George Hawley

Email:    george.hawley@crescentcap.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite #1400

Palo Alto, CA 94301

Attention: Michael J. Mies

E-mail: michael.mies@skadden.com

if to the Company to:

F45 Training Holdings Inc.

236 California Street

El Segundo, California 90245

Attention: Chief Legal Officer

E-mail:     legal@f45hq.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention:         Peter W. Wardle

E-mail:             pwardle@gibsondunn.com

and

Gibson, Dunn & Crutcher LLP

2029 Century Park East Suite 4000

Los Angeles, CA 90067

Attention:         Daniela L. Stolman

E-mail:             dstolman@gibsondunn.com

if to the Stockholder Representative to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention:         Managing Director

E-mail:             deals@srsacquiom.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.3 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Flyhalf” online datasite hosted by Datasite LLC prior to the execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

11.4 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.5 Entire Agreement; Third-Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.12 and Section 11.15 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

11.6 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.7 Other Remedies; Specific Performance.

(a) Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction pursuant to Section 11.9, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

(b) The parties further agree that the Company would suffer irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties to the Forward Purchase Agreement do not perform their obligations under the provisions of the Forward Purchase Agreement (including failing to take such actions as are required of them thereunder to consummate the Forward Purchase Transaction) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) if the parties to the Forward Purchase Agreement do not perform their obligations under the provisions of the Forward Purchase Agreement, then (1) the Company shall have the right to either (at the Company’s election) (I) on behalf of Parent, seek an injunction, specific performance, or other equitable relief, to prevent breaches of the Forward Purchase Agreement and to enforce specifically the terms and provisions thereof, without proof of damages or (II) seek an injunction, specific performance, or other equitable relief, to cause Parent to prevent breaches of the Forward Purchase Agreement and to cause Parent to enforce specifically the terms and provisions thereof, without proof of damages, in each case of the foregoing clauses (I) and (II), prior to the valid termination of this Agreement in accordance with Section 9.1, this being in addition to any other remedy to which it is entitled under this Agreement, and (2) Parent shall not object or otherwise oppose any Legal Proceeding pursuant to which the Company is exercising its rights pursuant to the foregoing clause (1), and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement.

11.8 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.9 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Except as provided in Sections 2.11(f), 3.2(b) and 7.13, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, solely to the extent that such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware), in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2. Notwithstanding the foregoing in this Section 11.9, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.10 Independent Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.11 Expenses. Except as otherwise expressly provided in this Agreement or the Sponsor Support Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

11.12 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that in the event of a claim for intentional fraud in the making of the representations and warranties in Article IV, Parent may assign its rights hereunder to the insurer of the R&W Insurance Policy. Subject to the first sentence of this Section 11.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.13 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.14 Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself, First Merger Sub and Second Merger Sub), on the one hand, and the Company (on behalf of itself and the Company Stockholders), on the other hand, may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 11.15 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.15. This Section 11.15 shall be binding on all successors and assigns of Parties. Notwithstanding anything in this Agreement to the contrary, this Section 11.15 shall not apply to Section 11.1, which shall be enforceable by the Stockholder Representative in its entirety against the Company Stockholders.

11.16 Legal Representation. Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Gibson, Dunn & Crutcher LLP (or any successor) may represent the Company Stockholders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Waiving Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Group Companies or other Waiving Parties, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not Gibson, Dunn & Crutcher LLP provides legal services to any Group Companies after the Closing Date. Each of Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged documents, materials and communications, written or oral, between, from or among any Group Companies or any member of the Waiving Group and its counsel, including Gibson, Dunn & Crutcher LLP, or any privilege attaching as a result of Gibson, Dunn & Crutcher LLP representing the Company or any member of the Waiving Group, made in connection with or related to the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to or remain with the Company notwithstanding the Mergers, and instead survive, are assigned to, remain with and are controlled by the Waiving Group (the “Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company). Each of the Parties hereto agrees to take all steps necessary to ensure that any such privilege shall survive the Closing, remain in effect and be assigned to and controlled by the Waiving Group.

11.17 Disclosure Letters and Exhibits. The Company Disclosure Letter and the Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company or Parent, as applicable, in this Agreement. Certain information set forth in the Company Disclosure Letter and the Parent Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and the Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

CRESCENT ACQUISITION CORP

By:	/s/ Christopher G. Wright
Name: Christopher G. Wright
Title: President

FUNCTION ACQUISITION I CORP

By:	/s/ Todd M. Purdy
Name: Todd M. Purdy
Title: President

FUNCTION ACQUISITION II LLC

By:	/s/ Todd M. Purdy
Name: Todd M. Purdy
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

F45 TRAINING HOLDINGS INC.

By:	/s/ Adam Gilchrist
Name: Adam Gilchrist
Title: CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Kip Wallen
Name: Kip Wallen
Title: Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SCHEDULE A

DEFINED TERMS

1.1. Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the section and, where applicable, paragraph number in which the definition of each such term is located:

2020 Equity Incentive Plan	7.22
A&R Registration Rights Agreement	Recitals
Acquisition Proposal	Section 1.2 of Schedule A
Additional Parent SEC Reports	5.7(a)
Adjustment Escrow Account	2.10
Adjustment Escrow Amount	2.10
Adjustment Notice of Objection	2.11(e)
Adjustment Per Share Price	Section 1.2 of Schedule A
Adjustment Review Period	2.11(e)
Adjustment Statement	2.11(d)
Affidavit of Loss	2.9(e)
Affiliate	Section 1.2 of Schedule A
Aggregate Consideration	2.11(l)
Aggregate Forward Purchase Investment Amount	Section 1.2 of Schedule A
Agreement	Preamble
Alternative Acquisition Agreement	Section 1.2 of Schedule A
Anti-Corruption Laws	Section 1.2 of Schedule A
Applicable Legal Requirements	Recitals
Approvals	4.6
Audited Financial Statements	4.8(a)
Base Value	Section 1.2 of Schedule A
Beneficial Holder	Section 1.2 of Schedule A
Borrowed Indebtedness	Section 1.2 of Schedule A
Business Day	Section 1.2 of Schedule A
Cash and Cash Equivalents	Section 1.2 of Schedule A
Certificate	2.7(a)
Certificates of Merger	1.3(e)
Certifications	5.7(a)
Change in Recommendation	7.1(c)
Closing	1.1
Closing Cash Payment Amount	Section 1.2 of Schedule A
Closing Date	1.1
Closing Form 8-K	7.3(c)
Closing Indebtedness Amount	Section 1.2 of Schedule A
Closing Number of Securities	Section 1.2 of Schedule A
Closing Press Release	7.3(c)
Closing Securities Payment Amount	Section 1.2 of Schedule A
Closing Transaction Costs	Section 1.2 of Schedule A
Code	Section 1.2 of Schedule A
Communications Plan	7.4(b)

Sch. A-1

Company	Preamble
Company Business Combination	7.10(a)
Company Capital Stock	Section 1.2 of Schedule A
Company Cash	Section 1.2 of Schedule A
Company Common Stock	4.3(a)
Company Disclosure Letter	Article IV
Company Estimated Adjustment Statement	2.11(a)
Company IT Systems	4.18(h)
Company Leased Properties	4.14(b)
Company Material Adverse Effect	Section 1.2 of Schedule A
Company Material Contract	4.20(a)
Company Preferred Stock	4.3(a)
Company Real Property Leases	4.14(b)
Company Registered Intellectual Property	4.18(a)
Company RSU	Section 1.2 of Schedule A
Company Stockholder	Section 1.2 of Schedule A
Company Stockholder Approval	Recitals
Company Subsidiaries	4.2(a)
Company Transaction Costs	Section 1.2 of Schedule A
Confidentiality Agreement	Section 1.2 of Schedule A
Continental	5.13(a)
Contract	Section 1.2 of Schedule A
Contribution Percentage Obligation	Section 1.2 of Schedule A
Copyrights	Section 1.2 of Schedule A
COVID Action	Section 1.2 of Schedule A
Crescent	Recitals
Current Registration Rights Agreement	Section 1.2 of Schedule A
Customs & International Trade Authorizations	Section 1.2 of Schedule A
Customs & International Trade Laws	Section 1.2 of Schedule A
D&O Indemnified Party	7.12(a)
D&O Tail	7.12(b)
Debt Payoff Letter	7.19
DGCL	Recitals
DLLCA	Recitals
Earn Out Shares	3.1
Effective Time	2.1
Employee Benefit Plan	Section 1.2 of Schedule A
Environmental Law	Section 1.2 of Schedule A
Environmental Permits	4.16(a)(ii)
ERISA Affiliate	Section 1.2 of Schedule A
Escrow Agent	Section 1.2 of Schedule A
Escrow Agreement	2.10
Estimated Closing Indebtedness Amount	2.11(a)
Estimated Closing Transaction Costs	Section 1.2 of Schedule A
Estimated Company Cash	2.11(a)

Sch. A-2

Estimated Company Transaction Costs	2.11(a)
Estimated Merger Consideration	Section 1.2 of Schedule A
Estimated Parent Transaction Costs	2.11(b)
Estimated Trust Account Interest	2.11(b)
Exchange Act	Section 1.2 of Schedule A
Excluded Share	2.7(d)
Existing Credit Agreement	Section 1.2 of Schedule A
Existing Credit Agreement Consent	Section 1.2 of Schedule A
Final Closing Indebtedness Amount	2.11(g)
Final Closing Transaction Costs	2.11(g)
Final Company Cash	2.11(g)
Final Merger Consideration	Section 1.2 of Schedule A
Final Spreadsheet	Section 1.2 of Schedule A
Final Trust Account Interest	2.11(g)
Financial Statements	4.8(a)
FIRB Filing	71
First Certificate of Merger	1.3(d)
First Merger	Recitals
First Merger Sub	Preamble
First Merger Sub Common Stock	5.3(b)
Flyhalf	11.3
Forward Purchase Agreement	Recitals
Forward Purchase Investment Amount	Recitals
Forward Purchase Transaction	Recitals
FPA Transferee	Section 1.2 of Schedule A
Franchise Agreement	Section 1.2 of Schedule A
Franchise Disclosure Documents	Section 1.2 of Schedule A
Franchise Law	Section 1.2 of Schedule A
Franchise System	Section 1.2 of Schedule A
Franchisee	Section 1.2 of Schedule A
Franchises	Section 1.2 of Schedule A
FTC Franchise Rule	Section 1.2 of Schedule A
Fundamental Representations	Section 1.2 of Schedule A
Governing Documents	Section 1.2 of Schedule A
Government Contracts	4.7
Government Shutdown	Section 1.2 of Schedule A
Governmental Entity	Section 1.2 of Schedule A
Group Companies	Section 1.2 of Schedule A
Group Company Software	4.18(i)
Hazardous Substance	Section 1.2 of Schedule A
HSR Act	4.5(b)
Inbound License	4.20(a)(xviii)
Incremental Forward Purchase Amount	7.19
Indebtedness	Section 1.2 of Schedule A
Independent Expert	2.11(f)
Initial Spreadsheet	Section 1.2 of Schedule A
Insider	4.23
Insurance Policies	4.22
Intellectual Property	Section 1.2 of Schedule A

Sch. A-3

Intervening Event	Section 1.2 of Schedule A
JobKeeper	4.13(m)
JOBS Act	7.15
Knowledge	Section 1.2 of Schedule A
Legal Proceeding	Section 1.2 of Schedule A
Legal Requirements	Section 1.2 of Schedule A
Legend	7.24
Licensed Intellectual Property	Section 1.2 of Schedule A
Lien	Section 1.2 of Schedule A
Lock-Up Shares	7.24
Losses	Section 1.2 of Schedule A
Material Suppliers	4.20(a)(iii)
Mergers	Recitals
Minimum Closing Cash Consideration	Section 1.2 of Schedule A
MWIG	Section 1.2 of Schedule A
Nasdaq	5.12
Non-Stock Consideration	2.11(l)
Notice Period	7.1(c)(i)
Offer	Recitals
Open Source Code	Section 1.2 of Schedule A
Open Source License	Section 1.2 of Schedule A
Order	Section 1.2 of Schedule A
Ordinary Course of Business	Section 1.2 of Schedule A
Outside Date	9.1(b)
Owned Intellectual Property	Section 1.2 of Schedule A
Parent	Preamble
Parent A&R Bylaws	Recitals
Parent A&R Charter	Recitals
Parent Board	Recitals
Parent Business Combination	7.10(b)
Parent Bylaws	Section 1.2 of Schedule A
Parent Cash	Section 1.2 of Schedule A
Parent Charter	Section 1.2 of Schedule A
Parent Class A Stock	5.3(a)
Parent Class B Stock	Section 1.2 of Schedule A
Parent Class B-1 Stock	Section 1.2 of Schedule A
Parent Class B-2 Stock	Section 1.2 of Schedule A
Parent Class C Stock	Section 1.2 of Schedule A
Parent Class C-1 Stock	Section 1.2 of Schedule A
Parent Class C-2 Stock	Section 1.2 of Schedule A
Parent Class F Stock	5.3(a)
Parent Common Stock	Section 1.2 of Schedule A
Parent Disclosure Letter	Article V
Parent Estimated Adjustment Statement	2.11(b)
Parent Material Adverse Effect	Section 1.2 of Schedule A
Parent Material Contracts	5.11
Parent Organizational Documents	Section 1.2 of Schedule A
Parent Preferred Stock	5.3(a)
Parent Recommendation	Recitals
Parent SEC Reports	5.7(a)
Parent Shares	5.3(a)
Parent Stockholder Matters	7.1(a)(i)

Section 1.2 of Schedule A

Section 1.2 of Schedule A

Sch. A-4

Parent Stockholder Redemption	7.1(a)(i)
Parent Target Amount	Section 1.2 of Schedule A
Parent Transaction Costs	Section 1.2 of Schedule A
Parent Units	Section 1.2 of Schedule A
Parent Warrants	5.3(a)
Parties	Preamble
Party	Preamble
Patents	Section 1.2 of Schedule A
Permitted Lien	Section 1.2 of Schedule A
Person	Section 1.2 of Schedule A
Personal Data	Section 1.2 of Schedule A
Privacy Laws	Section 1.2 of Schedule A
Private Placement Warrants	5.3(a)
Privileged Communications	11.16
Processing	4.19(a)
Proxy Clearance Date	7.1(a)(i)
Proxy Statement	7.1(a)(i)
Public Warrants	5.3(a)
R&W Insurance Policy	Section 1.2 of Schedule A
R&W Insurance Policy Cost	Section 1.2 of Schedule A
R&W Insurer	7.17
Related Parties	Section 1.2 of Schedule A
Remaining Closing Cash Consideration	Section 1.2 of Schedule A
Representatives	7.10(a)
Restricted Cash	Section 1.2 of Schedule A
Retained Cash	Section 1.2 of Schedule A
Revolver Repayment Amount	7.19
Sanctioned Jurisdiction	Section 1.2 of Schedule A
Sanctioned Person	Section 1.2 of Schedule A
Sanctions	Section 1.2 of Schedule A
SEC	Section 1.2 of Schedule A
Second Certificate of Merger	1.3(e)
Second Effective Time	2.1
Second Merger	Recitals
Second Merger Sub	Preamble
Securities Act	Section 1.2 of Schedule A
Software	Section 1.2 of Schedule A
Special Meeting	7.1(b)
Specified Representations	4.30
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Released Parties	7.23
Stockholder Representative	Preamble
Stockholder Representative Expense Holdback Amount	Section 1.2 of Schedule A
Stockholders Agreement	Recitals
Subsidiary	Section 1.2 of Schedule A
Superior Proposal	Section 1.2 of Schedule A

Sch. A-5

Support Agreement	Recitals
Surrender Documentation	2.9(b)
Surviving Corporation	Recitals
Surviving Entity	Recitals
Tax	Section 1.2 of Schedule A
Tax Return	Section 1.2 of Schedule A
Taxes	Section 1.2 of Schedule A
Testing Price	Section 1.2 of Schedule A
Total Consideration	2.6(a)
Trade Secrets	Section 1.2 of Schedule A
Trademarks	Section 1.2 of Schedule A
Transaction Agreements	Section 1.2 of Schedule A
Transactions	Section 1.2 of Schedule A
Transfer Taxes	7.13(b)
Treasury Regulations	Section 1.2 of Schedule A
Trust Account	5.13(a)
Trust Account Interest	Section 1.2 of Schedule A
Trust Agreement	5.13(a)
Trust Termination Letter	7.5
U.S. GAAP	4.8(a)
Unaudited Financial Statements	4.8(a)
Waiving Group	11.16
Waiving Parties	11.16
WARN	4.13(f)

1.2. Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” shall mean any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (A) assets or businesses of any Person and its Subsidiaries that generate 20% or more of the net revenues or net income (for the 12 month period ending on the last day of such Person’s most recently completed fiscal quarter) or that represent 20% or more of the total assets (based on fair market value) of such Person and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 20% or more of any class of capital stock, other equity securities or voting power of any Person, any of its Subsidiaries or any resulting parent company of such Person, in each case other than the Transactions.

“Adjustment Per Share Price” shall mean, with respect to adjustments made as of any date, the average of the daily the volume weighted average closing sale price of one share of Parent Class A Stock as reported on the Nasdaq (or the exchange on which the shares of Parent Class A Stock are then listed) for the 10 trading days immediately prior to such date.

Sch. A-6

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Forward Purchase Investment Amount” shall mean an amount equal to (a) the Forward Purchase Investment Amount; plus (b) the Incremental Forward Purchase Investment Amount, if any.

“Alternative Acquisition Agreement” shall mean any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal.

“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010, Australia’s Commonwealth Crimes Act, and any other applicable anti-corruption or anti-bribery Legal Requirements.

“Base Value” shall mean an amount equal to $795,000,000.

“Beneficial Holder” shall mean a beneficial owner of a share of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Borrowed Indebtedness” shall mean, as of the applicable date of determination, the aggregate principal amount of outstanding Indebtedness of the Group Companies under the Existing Credit Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to be closed.

“Cash and Cash Equivalents” shall mean cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts; provided that the amount of Cash and Cash Equivalents as of any given time shall be: (a) decreased by any Restricted Cash; (b) increased by any uncleared checks, wire transfers and drafts deposited for the account of the Company or any of its Subsidiaries at such time; and (c) decreased by any issued but uncleared checks, wire transfers and drafts written or issued by the Company or any of its Subsidiaries at such time.

“Closing Cash Payment Amount” shall mean an amount equal to: (a) the Minimum Closing Cash Consideration; plus (b) the Remaining Closing Cash Consideration.

Sch. A-7

“Closing Indebtedness Amount” shall mean, as of 12:01 a.m., Eastern Time, on the Closing Date, the aggregate amount of the Indebtedness of the Company.

“Closing Number of Securities” shall mean the number of shares of Parent Class A Stock equal to: (a) the Closing Securities Payment Amount; divided by (b) $10, as set forth in the Final Spreadsheet.

“Closing Securities Payment Amount” shall mean an amount equal to: (a) the Estimated Merger Consideration; minus (b) the Closing Cash Payment Amount.

“Closing Transaction Costs” shall mean the sum of (a) the Company Transaction Costs and (b) the lesser of (i) the Parent Transaction Costs and (ii) the Parent Target Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock, Company Preferred Stock and Company RSUs.

“Company Cash” shall mean, as of 12:01 a.m., Eastern Time, on the Closing Date, an amount equal to all Cash and Cash Equivalents of the Group Companies.

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) has prevented or materially delayed or materially impaired, or is reasonably likely to prevent or materially delay or materially impair, the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect on or in respect of the Group Companies pursuant to clause (a) or (b) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19) or other natural disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; or (ix) any actions

Sch. A-8

required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company RSU” shall mean an outstanding restricted stock unit covering a share of Company Common Stock.

“Company Stockholder” shall mean a holder of a share of Company Common Stock, a share of Company Preferred Stock or a Company RSU, in each case, issued and outstanding immediately prior to the Effective Time.

“Company Transaction Costs” shall mean, in each case, to the extent unpaid as of the Closing: (a) all fees, costs and expenses to be borne by any Group Company and incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including any Company Transaction Costs which are triggered by or become payable as a result of the Closing; (b) all bonuses, change in control payments, severance payments, retirement payments, retention or similar payments or success fees payable by any Group Company in connection with or anticipation of the consummation of the Transactions, and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the consummation of the Transactions; and (d) 50% of the R&W Insurance Policy Cost; provided, for the avoidance of doubt, that Company Transaction Costs shall not include fees, costs and expenses to be borne by any Group Company and incurred prior to and through the Closing Date in connection with the negotiation, preparation and consummation of the Company’s initial public offering, including any transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the Company’s initial public offering and any Company Transaction Costs which are triggered by or become payable as a result of the Closing.

“Confidentiality Agreement” shall mean that certain Mutual Confidentiality and Non-Disclosure Agreement, dated April 14, 2020, by and between and Parent and F45 Training Incorporated, as amended and joined from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, franchise, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Contribution Percentage Obligation” shall mean, with respect to any Company Stockholder, such Company Stockholder’s pro rata share, as set forth on the Initial Spreadsheet under the heading “Contribution Percentage Obligation”, of any amounts payable by the Company Stockholders pursuant to Section 2.11(h)(i) and/or Section 11.1(b).

Sch. A-9

“COVID Action” means any commercially reasonable action taken after the date hereof (i) that the Company reasonably determines to be necessary or prudent for the Company or its Subsidiaries to take in connection with (a) events surrounding any pandemic or public health emergency caused by COVID-19, (b) reinitiating operation of all or a portion of the Group Companies’ respective businesses, (c) mitigating the effects of such events, pandemic or public health emergency on the business of one or more of the Group Companies, or (d) protecting the health and safety of customers, employees, franchisees, and other business relationships and to ensure compliance with any Legal Requirements and (ii) which, with respect to actions that are material, the Company has informed, in reasonable detail, Parent of the necessity to take such action and, with respect to actions that would individually or in the aggregate result in the Final Merger Consideration being increased by $100,000 or more, has received the prior written consent of Parent.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of March 7, 2019, by and among Parent, the Sponsor and the other parties thereto.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration and Bureau of Industry and Security), the U.S. International Trade Commission, the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act of 1930, as amended; (iii) the Export Administration Act of 1979, as amended; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act, as amended; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of State Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury, and other corollary laws implemented by the United Kingdom, Australia, and in other applicable jurisdictions.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has any direct or indirect present or future liability.

Sch. A-10

“Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release into the environment of any Hazardous Substance; or (c) noise (as it relates to occupational safety), odor, wetlands, pollution, contamination or any injury or threat of injury to employees, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries, is treated as a single employer under Section 414 of the Code.

“Escrow Agent” shall mean Goldman Sachs Bank USA, or such other escrow agent as is mutually agreed upon (a) by Parent and (b) the Company (prior to the Closing) or the Stockholder Representative (following the Closing).

“Estimated Closing Transaction Costs” shall mean the sum of (a) the Estimated Company Transaction Costs and (b) the lesser of (i) the Estimated Parent Transaction Costs and (ii) the Parent Target Amount.

“Estimated Merger Consideration” shall mean an amount equal to: (a) the Base Value; plus (b) the Estimated Company Cash; minus (c) the Estimated Closing Indebtedness Amount; minus (d) the Estimated Closing Transaction Costs (in the case of Estimated Company Transaction Costs, to the extent not paid by the Company prior to the Closing); plus (e) the Estimated Trust Account Interest; minus (f) the Adjustment Escrow Amount; minus (g) the Stockholder Representative Expense Holdback Amount.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of September 18, 2019, by and among the Company, certain of its subsidiaries, as guarantors, and JPMorgan Chase Bank, N.A., as amended or otherwise modified on or prior to the date hereof and as further amended or otherwise modified following the date hereof in accordance with the terms hereof.

Sch. A-11

“Existing Credit Agreement Consent” shall mean that certain First Amendment to Credit Agreement, dated as of June 23, 2020, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent and Australian Security Trustee.

“Final Merger Consideration” shall mean an amount equal to: (a) the Base Value; plus (b) the Final Company Cash; minus (c) the Final Closing Indebtedness Amount; minus (d) the Final Closing Transaction Costs (in the case of Company Transaction Costs, to the extent not paid by the Company prior to the Closing); plus (e) the Final Trust Account Interest; minus (f) the Adjustment Escrow Amount; minus (g) the Stockholder Representative Expense Holdback Amount.

“Final Spreadsheet” shall mean the Initial Spreadsheet, updated as of the Closing Date to set forth, as of the Closing Date and immediately prior to the Effective Time, the calculation in clause (i) of the dollar amounts and shares, as applicable, to be allocated to each Company Stockholder based on the amounts set forth in the Company Estimated Adjustment Statement and the Parent Estimated Adjustment Statement.

“FPA Transferee” shall mean a Transferee as defined in the Forward Purchase Agreement.

“Franchise Agreement” means any Contract between any Group Company and any other Person pertaining to the establishment and operation of one or more fitness studios under the “F45 Training” trade name and otherwise using the Franchise System (each, a “Franchisee”), including license agreements, option agreements, development agreements, master franchise agreements, and any similar agreements, and including any addendum, amendment, extension or renewal thereof, and together with any guarantee or other instrument or agreement relating thereto.

“Franchise Disclosure Documents” means all of the uniform franchise offering circulars, franchise disclosure documents and similar documents used in the offer and sale of franchises anywhere in the world by any Group Company in its efforts to comply with any Franchise Laws.

“Franchise Law” means the FTC Franchise Rule, any Legal Requirement in Australia concerning or relating to the regulation, management or operation of a franchise business or imposing liability or professional standards relating to the same, including the Competition and Consumer (Industry Codes – Franchising) Regulations 2014 (Cth), and any other domestic or foreign Legal Requirements regulating the offer or sale of franchises, business opportunities, or governing the relationship between franchisor or franchisees, including those Legal Requirements that address the default, termination, nonrenewal or transfer of franchises.

“Franchise System” means the franchise system that any Group Company has developed and operates (or permits other Persons to operate) under the “F45 Training” trade name and otherwise using any Group Company’s Intellectual Property and business system.

Sch. A-12

“Franchises” means any grant under a Franchise Agreement of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark owned or licensed to any Group Company, which constitutes a “franchise” as that term is defined (a) in the U.S., under (i) the FTC Franchise Rule, regardless of the jurisdiction in which the franchised business is located or operates in the U.S., or (ii) the Franchise Law, if any, applicable in the jurisdiction or jurisdictions in which the franchised business is located or operates, or the Franchisee is located, or (b) under any Legal Requirements of a foreign country or jurisdiction.

“FTC Franchise Rule” means the FTC trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising” 16 C.F.R. Section 436.1 et seq.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in: Section 4.1(a) (Organization and Qualification); Section 4.3 (Capitalization of the Company); Section 4.4 (Authority Relative to this Agreement); and Section 4.17 (Brokers; Third-Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 5.1(a) (Organization and Qualification); Section 5.2 (Parent Subsidiaries); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); Section 5.10 (Business Activities); and Section 5.23 (Brokers).

“Governing Documents” shall mean the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws.

“Government Shutdown” means any shutdown of or material interruption to, prior to the Outside Date, the Governmental Entities providing, approving or reviewing the applicable consents, authorizations, orders and approvals of (or filings or registrations with) relating to the Transactions, in each case that relates to the ongoing COVID-19 pandemic.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Hazardous Substance” shall mean any substance, waste or material defined or listed as a “pollutant,” “hazardous,” or a “contaminant” under any Applicable Legal Requirements pertaining to the environment or otherwise regulated as toxic, radioactive, ignitable, corrosive, reactive or hazardous under any Applicable Legal Requirements pertaining to the environment, including petroleum, its derivatives, by-products and other hydrocarbons.

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money, including the Borrowed Indebtedness and any premiums; fees and expenses related to the paydown of any Borrowed Indebtedness; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, stock or services; (d) any obligations as lessee under capitalized leases; (e) any

Sch. A-13

obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) obligations under derivative or hedging financial instruments, including interest rate or currency swaps; (g) any guaranty of any of the foregoing; (h) any accrued interest, fees and charges in respect of any of the foregoing; and (i) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Initial Spreadsheet” shall mean a spreadsheet which shall set forth the consideration allocation elected by each Company Stockholders in accepting the Offer, including the following factual information, as of the date of this Agreement, relating to the Company Stockholders: (a) the names of all the Company Stockholders and their respective addresses of record with the Company; (b) the number of shares of Company Common Stock, Company Preferred Stock and Company RSUs held by each Company Stockholder; (c) the percentage of the Minimum Closing Cash Consideration to be allocated to each such Person; (d) the percentage of the Remaining Closing Cash Consideration to be allocated to each such Person; (e) the formula for calculating the percentage of the Closing Number of Securities to be allocated to each such Person; (f) the pro rata share of the Adjustment Escrow Amount to be allocated to such Person to the extent that the Final Merger Consideration is greater than the Estimated Merger Consideration; (g) the pro rata share of the Stockholder Representative Expense Holdback Amount to be allocated to such Person upon release by the Stockholder Representative, if applicable; (h) the formula for calculating the percentage of Earn Out Shares to be allocated to each such Person; (i) the Contribution Percentage Obligation for each such Person; and (j) for the foregoing clauses (c) through (h), an illustrative sample calculation of the dollar amount and shares, as applicable, to be allocated to each such Person using the Company’s good faith estimate of Estimated Merger Consideration as of the date hereof; provided, that the Initial Spreadsheet shall be prepared assuming that the Parent Cash is at least $302,950,000 and may be updated by the Company at any time prior to Closing in order to reflect any transfer by any Company Stockholder of Subject Securities (as defined in the Support Agreement delivered by such Company Stockholder) in accordance with the terms of the Support Agreement delivered by such Company Stockholder.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all domestic and foreign copyrights, copyright registrations, copyright applications, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of Software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); and (f) moral rights, publicity rights and all other intellectual property rights, proprietary rights, or confidential information and materials.

Sch. A-14

“Intervening Event” shall mean a material event or circumstance that was not known or reasonably foreseeable to the Parent Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Parent Board prior to the approval of the Transactions by the stockholders of Parent that does not relate to (A) an Acquisition Proposal, (B) the Company or its Subsidiaries (including any Parent Material Adverse Effect as it relates to the Company or its Subsidiaries), (C) any actions taken pursuant to this Agreement or (D) any changes in the price of Parent Shares.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.2 of the Company Disclosure Letter; and (b) with respect to Parent, First Merger Sub or Second Merger Sub, the individuals listed on Schedule 1.2 of the Parent Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) whether or not by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law (including Franchise Law), statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean any Intellectual Property licensed to any of the Group Companies.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“Minimum Closing Cash Consideration” shall mean $159,266,170.73.

“MWIG” shall mean MWIG LLC, a Delaware limited liability company.

Sch. A-15

“Open Source Code” means any Software that is distributed under “open source” or “free software” terms, such as the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Software distributed with any license term or condition (an “Open Source License”) that: (a) requires or conditions, the use or distribution of such Software on the disclosure, licensing, or distribution of any source code for any portion of such Software or any derivative work of such Software; or (b) otherwise imposes any limitation, restriction, or condition on the right or ability of the licensee of such Software to use or distribute such Software or any derivative work of such Software.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is (a) consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day-to-day operations or (b) in the case of an action taken by the Company or any of its Subsidiaries, a COVID Action.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Parent Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing (including the Trust Account Interest); plus (b) all cash and cash equivalents held by Parent outside of the Trust Account immediately prior to the Closing; minus (c) any payments to be made in connection with the Parent Stockholder Redemption; minus (d) the Adjustment Escrow Amount; minus (e) the Stockholder Representative Expense Holdback Amount; plus (f) the Aggregate Forward Purchase Investment Amount.

“Parent Class B Stock” shall mean, collectively, the Parent Class B-1 Stock and the Parent Class B-2 Stock.

“Parent Class B-1 Stock” shall mean the Class B-1 common shares of Parent, par value $0.0001 per share, as authorized pursuant to the Parent A&R Charter, and which have such rights, preferences and restrictions as set forth in the Parent A&R Charter.

“Parent Class B-2 Stock” shall mean the Class B-2 common shares of Parent, par value $0.0001 per share, as authorized pursuant to the Parent A&R Charter, and which have such rights, preferences and restrictions as set forth in the Parent A&R Charter.

“Parent Class C Stock” shall mean, collectively, the Parent Class C-1 Stock and the Parent Class C-2 Stock.

“Parent Class C-1 Stock” shall mean the Class C-1 common shares of Parent, par value $0.0001 per share, as authorized pursuant to the Parent A&R Charter, and which have such rights, preferences and restrictions as set forth in the Parent A&R Charter.

“Parent Class C-2 Stock” shall mean the Class C-2 common shares of Parent, par value $0.0001 per share, as authorized pursuant to the Parent A&R Charter, and which have such rights, preferences and restrictions as set forth in the Parent A&R Charter.

“Parent Common Stock” shall mean, collectively, the Parent Class A Stock, Parent Class B-1 Stock. Parent Class B-2 Stock, Parent Class C-1 Stock and Parent Class C-2 Stock.

“Parent Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of Parent, First Merger Sub and Second Merger Sub, taken as a whole; or (b) does, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the ability of Parent, First Merger Sub or Second Merger Sub to perform their respective obligations under this Agreement or to consummate the Transactions or the Forward Purchase Transaction.

Sch. A-16

“Parent Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation of Parent, dated as of March 7, 2019 (the “Parent Charter”), the Bylaws of Parent currently in effect (the “Parent Bylaws”) and any other similar organization documents of Parent, as each may be amended, modified or supplemented.

“Parent Target Amount” shall mean $15,000,000.

“Parent Transaction Costs” shall mean: (a) all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing; (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders; and (c) 50% of the R&W Insurance Policy Cost.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Stock and one-third of one Public Warrant.

“Permitted Lien” shall mean (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with U.S. GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies; (f) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; (g) non-exclusive licenses and covenants not to sue with respect to Intellectual Property granted in the Ordinary Course of Business and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Data” shall mean any information defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any Privacy Laws.

Sch. A-17

“Privacy Laws” shall mean any and all Applicable Legal Requirements, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Data, including the Federal Trade Commission Act, EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), California Consumer Privacy Act, California Civil Code Title 1.81.5, (CCPA), the Australian Privacy Act 1988 (Cth), the Australian Privacy Principles contained in schedule 1 to the Australian Privacy Act 1988 (Cth) and any applicable approved privacy codes as defined in that act and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Data, as well as the applicable version of the Payment Card Industry Data Security Standard, as adopted by the PCI Security Standards Council, LLC.

“R&W Insurance Policy” shall mean a buyer-side representations and warranties insurance policy with respect to the representations and warranties of the Company, in the name of and for the benefit of Parent, to be conditionally bound, if at all, following the date of this Agreement.

“R&W Insurance Policy Cost” shall mean the aggregate expenses, including premium, underwriting fees, surplus lines taxes and insurance broker compensation, incurred in connection with the binding and issuance of any R&W Insurance Policy.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Remaining Closing Cash Consideration” shall mean (a) Parent Cash as of 12:01 a.m., Eastern Time, on the Closing Date; minus (b) the Minimum Closing Cash Consideration; minus (c) the Estimated Parent Transaction Costs, to the extent not paid prior to the Closing; minus (d) the Estimated Company Transaction Costs, to the extent not paid prior to the Closing; minus (e) the Retained Cash; provided that the sum of the amounts determined by clauses (a) through (e) inclusive shall in no case be less than $0 or greater than $42,633,829.27.

“Restricted Cash” shall mean any: (i) cash deposited as collateral; (ii) cash subject to dividend blocks; (iii) cash held in trust or in escrow; (iv) deposits for rent; and (v) cash held for the purposes of meeting regulatory requirements (including cash-backed bonds or guarantees).

“Retained Cash” shall mean (a) $100,000,000, minus (b) Company Transaction Costs, minus (c) Parent Transaction Costs.

“Sanctioned Jurisdiction” shall mean a country, region or territory which is itself the subject or target of comprehensive Sanctions broadly prohibiting and restricting dealings in and with such country, region or territory (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean (a) a person or entity that has been designated to the U.S. Department of the Treasury’s list of Specially Designated Nationals and Blocked Persons, or any equivalent list of sanctioned persons issued by the United Kingdom, the United Nations, the European Union, European Union member states, or Australia, (b) any Person operating, organized or resident in a Sanctioned Jurisdiction or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” shall mean all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States, including regulations promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control, U.S. Department of Commerce or the U.S. Department of State; (b) the United Kingdom, including Her Majesty’s Treasury; (c) the United Nations Security Council; (d) the European Union or any European Union member state; or (e) Australia, including the Australian Department of Foreign Affairs and Trade.

Sch. A-18

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer software (including web sites, HTML code, and firmware and other software embedded in hardware devices, whether in source code or object code form), application programming interfaces (APIs), software development kits (SDKs), software tools, and user interfaces.

“Stockholder Representative Expense Holdback Amount” means $100,000.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, is (a) more favorable to the stockholders of Parent from a financial point of view than the Transactions (including any adjustment to the terms and conditions proposed by the Company in response to such proposal) and (b) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” shall be deemed to be references to “50%.”

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

Sch. A-19

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Testing Price” shall mean with respect to shares of Parent Class A Stock that are required to be issued (including upon conversion of the Earn Out Shares): (a) as of the Closing Date, the lesser of the average of the high and low trading price of such stock as reported on Nasdaq (or the exchange on which the shares of Parent Class A Stock are then listed) on the date immediately preceding the date of this Agreement and the date immediately preceding the Closing Date (or $10 if lower); and (b) after the Closing Date, the average of the high and low trading price of such stock as reported on Nasdaq (or the exchange on which the shares of Parent Class A Stock are then listed) on the date immediately preceding the date of the issuance of such stock.

“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Support Agreements, the Sponsor Support Agreement, the Stockholders Agreement, the Escrow Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account Interest” shall mean the amount of interest accrued on the amount on deposit in the Trust Account since the initial public offering of Parent contained in the Trust Account, after giving effect to the Parent Stockholder Redemption and net of any cash Taxes actually paid or required to be paid by Parent immediately prior to the Closing in respect of such interest income.

Sch. A-20